Exhibit 4.29

DATE: 24 July 2019

21VIANET GROUP, INC.

21VIANET DRP INVESTMENT HOLDINGS LIMITED

AND

MARBLE STONE HOLDINGS LIMITED

RESTRUCTURING AGREEMENT

TABLE OF CONTENTS

1.	INTERPRETATION		2

2.	JV COS RESTRUCTURING		2

3.	JV CO 4 INVESTMENT		11

	(I)	INCORPORATION OF JV CO 4	11

	(II)	JV CO 4 MASTER SERVICE ARRANGEMENT	13

	(III)	JV CO 4 EXIT	14

4.	REPRESENTATIONS AND WARRANTIES		16

5.	ADDITIONAL COVENANTS		17

6.	INDEMNITY		19

7.	TERMINATION		19

8.	MISCELLANEOUS		20

EXHIBITS, APPENDICES AND SCHEDULES

Exhibit 1.1	Definitions

Exhibit 2.2(a)(ii)	Form of JV Co 2 Distribution SPA

Exhibit 2.2(a)(vi)	JV Co 2 Asset Distribution Roadmap

Exhibit 3.7	JV Co 4 Related Provisions

Exhibit 3.13(b)	Appraisal Principles

Exhibit 8.7	Address of Notices

Appendix 1.2	Form of Capital Call Notice

Appendix 3.3	Reserved Matters

Appendix 3.5	Investor’s Information and Inspection Rights

Appendix 4.6	Form of Deed of Adherence

Schedule A	List of JV Co 2 Projects

Schedule B	Existing Structure

Schedule C	Annual Business Plan and Budget

THIS RESTRUCTURING AGREEMENT (this “Agreement”) is entered into on 24 July 2019,

BY AND AMONG:-

(1)                                          21VIANET GROUP, INC. (Company Number: MC-232198), a NASDAQ listed company duly incorporated and validly existing under the laws of the Cayman Islands with its registered office address at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“VNET”);

(2)                                          21VIANET DRP INVESTMENT HOLDINGS LIMITED (Company Number: 2476123), a private company limited by shares duly incorporated and validly existing under the laws of Hong Kong with its registered office address at the offices of Flat/Room 716, 7/F., 12W Phase 3 Hong Kong Science Park, Pak Shek Kok, Shatin, New Territories, Hong Kong (“Vianet”); and

(3)                                          MARBLE STONE HOLDINGS LIMITED (Company Number: 1923409), a business company duly incorporated and validly existing under the laws of the British Virgin Islands with its registered office address at P.O. Box 3340, Road Town, Tortola, British Virgin Islands (“WP” or the “Investor”).

Vianet and WP are hereinafter collectively referred to as the “Shareholders”, and individually as a “Shareholder”.  VNET, Vianet and WP are hereinafter collectively referred to as the “Parties”, and individually as a “Party”.

RECITALS

WHEREAS:-

(A)                                        The Parties hereto have entered into an Investment Agreement on 5 March 2017 (the “Original Investment Agreement”, and “Investment Agreement” shall mean the Original Investment Agreement as amended, restated or supplemented from time to time).

(B)                                        Pursuant to the Original Investment Agreement, the Shareholders have incorporated Shihua DC Investment Holdings Limited (“JV Co 1”), Shihua DC Investment Holdings 2 Limited (“JV Co 2”) and Shihua DC Investment Management Limited (“JV Co 3”); and have consummated (i) the Xi’an Closing, the Foshan Closing and the Daxing Closing (each as defined under the Original Investment Agreement), (ii) the Tranche Closings (as defined under the Original Investment Agreement) corresponding to the Xi’an Closing, the Foshan Closing and the Daxing Closing respectively, and (iii) the subscription of additional shares in JV Co 1 following the Daxing Closing (as provided under Section 4.1(h) of the Original Investment Agreement).

(C)                                        JV Co 2 has consummated the acquisition of Waigaoqiao #1 Project and is in the progress of consummating the acquisition of Fengxian Project and Nanjing Project, and JV Co 2 has entered into investment agreement (or agreement of a similar nature) with local government in respect of Nantong Project and Wuxi Project (details of the above Projects are set out in Schedule A).

(D)                                        As at the date of this Agreement, the structure of the Group Companies is as set forth in Schedule B.

(E)                                         On or about the even date herewith, the Parties executed a First Amended and Restated Investment Agreement to amend and restate the Original Investment Agreement, which First Amended and Restated Investment Agreement shall not become effective unless and until pursuant to Section 2.4 (First Amended and Restated Investment Agreement) hereof.

(F)                                          The Parties intend to restructure JV Co 1, JV Co 2 and JV Co 3 and incorporate JV Co 4 (defined as below) (collectively, the “Transaction”) upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:-

1.                                               INTERPRETATION

1.1                                        Definitions.  Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth Exhibit 1.1 (Definitions).

1.2                                        Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided, (a) the terms defined herein shall include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under US GAAP, (c) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (f) all references in this Agreement to designated exhibits, annexes, appendices or schedules are to the exhibits, annexes, appendices or schedules attached to this Agreement unless explicitly stated otherwise, (g) unless the context otherwise requires, “onshore” means in the PRC, and “offshore” means outside the PRC, (h) “include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”, and (i) if a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.

1.3                                        Foreign Exchange Rate.  Unless otherwise specified herein, the arithmetic average of the intermediate exchange rates between US Dollars and RMB as promulgated by the People’s Bank of China (or its authorized agency) respectively in the ten (10) Business Days immediately prior to the actual payment date of any payment shall apply with respect to any conversion between US Dollars and RMB.

2.                                               JV COS RESTRUCTURING

2.1                                        JV Co 1 Restructuring.

(a)                                          Shareholding Structure of JV Co 1. The Parties agree that the shareholding structure of JV Co 1 and its Subsidiaries shall maintain intact after the execution date hereof unless otherwise provided herein or in the Investment Agreement.

(b)                                          Restructuring of JV Co 1. The Parties agree that JV Co 1 shall be restructured as follows (each a “JV Co 1 Restructuring Action”):-

(i)                                              within the nine (9) months period following the execution date hereof, the Shareholders shall procure that (A) the LTV Ratio of JV Co 1 be increased to forty percent (40%) or higher, or (B) even though the LTV Ratio of JV Co 1 fails to reach forty percent (40%) or higher, JV Co 1 achieves another financing plan accepted by both Shareholders;

(ii)                                           Vianet shall (and shall procure its Affiliates to), as soon as possible (but in no event later than one month) after the execution date hereof, pay off in full all the payables due from Vianet (or its Affiliates) to JV Co 1 (or its Subsidiaries), and any outstanding payables due from Vianet (or its Affiliates) to JV Co 1 (or its Subsidiaries) as of each Distribution Cut-off Date (as defined below) shall be deducted from the Available Cash (as defined below) distributable to Vianet;

(iii)                                        on the thirtieth (30th) day following the execution date hereof the Shareholders shall procure JV Co 1 (and its Subsidiaries) to distribute, via entrustment loans (unless the Shareholders otherwise agree on any other manner of distribution), all the Available Cash (as defined below) in JV Co 1 (and its Subsidiaries) as of 30 June 2019 (the “First Distribution Cut-off Date”) to the Shareholders (or their respective designated Affiliates) on a pro rata basis based on their then respective Shareholding Percentages in JV Co 1;

(iv)                                       within fifteen (15) Business Days after every 31 December during the term of JV Co 1 (each an “Annual Distribution Cut-off Date”), the Shareholders shall procure JV Co 1 (and its Subsidiaries) to distribute, via entrustment loans (unless the Shareholders otherwise agree on any other manner of distribution), all the Available Cash (as defined below) in JV Co 1 (and its Subsidiaries) as of the relevant Annual Distribution Cut-off Date to the Shareholders (or their respective designated Affiliates) on a pro rata basis based on their then respective Shareholding Percentages in JV Co 1; and

(v)                                          the entrustment loans via which the Available Cash in JV Co 1 (and its Subsidiaries) is distributed to the Shareholders (or their respective designated Affiliates) shall bear interest at a rate equal to the PBOC benchmark lending rate for one (1)-year term loan, and the initial term of each entrustment loan shall be one (1) year, automatically renewed for another one (1) year upon expiry of each one (1)-year term.  The Shareholders agree that upon either Shareholder’s full exit from its investment in JV Co 1 (including without limitation to WP’s exit upon its exercise of the exit rights pursuant to Section 13 (Exit) of the Investment Agreement), the entrustment loans having been distributed to such exiting Shareholder shall be repaid in full, which repayment shall be completed via set off mechanisms permitted under Applicable Law to minimize actual cash flow.

If item (i) of the JV Co 1 Restructuring Action provided above fails to be completed by the expiry of nine (9) months following the execution date hereof (such expiry date, the “Ad hoc Distribution Cut-off Date”, together with the First Distribution Cut-off Date and the Annual Distribution Cut-off Dates, each a “Distribution Cut-

off Date”), then, at the request of WP, the Shareholders shall procure JV Co 1 (and its Subsidiaries) to immediately distribute (and in no event later than fifteen (15) Business Days after the Ad hoc Distribution Cut-off Date), via entrustment loans (unless the Shareholders otherwise agree on any other manner of distribution), all the Available Cash (as defined below) in JV Co 1 (and its Subsidiaries) as of the Ad hoc Distribution Cut-off Date to the Shareholders (or their respective designated Affiliates) on a pro rata basis based on their then respective shareholding percentages in JV Co 1.

(c)                                           Determination of Available Cash.

(i)                                    “Available Cash” shall be calculated pursuant to the following formula:-

Available Cash = A — B

Where,

“A” =                 Cash and Cash Equivalent Investments on the book of JV Co 1 as of the relevant Distribution Cut-off Date + receivables due from Vianet (or its Affiliates) to JV Co 1 (or its Subsidiaries) under the Master Service Agreements (as defined under the Investment Agreement) — payables due from JV Co 1 (or its Subsidiaries) to Vianet (or its Affiliates) under the Sub-contracting Agreements (as defined under the Investment Agreement)); and

“B” =                 RMB40,000,000 cash buffer.

(ii)                                 The Shareholders shall arrange for the Available Cash of JV Co 1 (and its Subsidiaries) to be determined as follows:-

(A)                                        within five (5) days after the execution date hereof, the Shareholders shall jointly appoint Ernst & Young (the “Restructuring Auditor”) to determine the Available Cash of JV Co 1 as of each Distribution Cut-off Date; and the Restructuring Auditor may be replaced upon mutual written consent of the Shareholders;

(B)                                        the Restructuring Auditor shall submit a report setting out the amount of Available Cash of JV Co 1 (and its Subsidiaries) as of the First Distribution Cut-off Date and the calculation thereof within fifteen (15) days of its appointment and shall submit a report setting out the amount of Available Cash of JV Co 1 (and its Subsidiaries) as of the Ad hoc Distribution Cut-off Date (if applicable) and each Annual Distribution Cut-off Date and the calculation thereof within fifteen (15) days of the relevant Distribution Cut-off Date; and

(C)                                        the Available Cash as determined by the Restructuring Auditor in the foregoing report shall be final and binding on the Parties in the absence of manifest error.

The Shareholders shall (and shall cause JV Co 1 and its Subsidiaries to) provide the Restructuring Auditor with all information reasonably required for the purposes of determining the Available Cash of JV Co 1 (and its Subsidiaries).  The cost of such auditor shall be paid and borne by JV Co 1.

(d)                                                  Amendment to the Original Investment Agreement. With effect from the date hereof,

(i)                                          the first paragraph of Section 13 (Exit) of the Original Investment Agreement shall be deleted and replaced in its entirety to read as follows:

“If: (a) neither an IPO nor a REIT of JV Cos and/or its assets occurs by the end of four (4) years (or any other time period mutually agreed to by the Shareholders in writing) after the execution date of the Restructuring Agreement then, at any time after expiry of the foregoing four (4) years (or any other time period mutually agreed to by the Shareholders in writing); (b) any Material Breach under this Agreement or other Transaction Documents or any RA Material Breach occurs; or (c) JV Co 4 fails to undertake any new Project for a period of any consecutive twenty-four (24) months following the JV Co 4 Establishment Date, then the Investor shall be entitled to, in its sole discretion, exit from its investments in the Group Companies via one or more of the following exit mechanisms:-”

(ii)                                     the following definitions shall be added to Exhibit 1.1 (Definitions) of the Original Investment Agreement:

“JV Co 4” shall have the meaning as defined under the Restructuring Agreement.

“JV Co 4 Establishment Date” shall have the meaning as defined under the Restructuring Agreement.

“RA Material Breach” shall have the meaning ascribed to the term “Material Breach” under the Restructuring Agreement.

“Restructuring Agreement” shall mean a restructuring agreement entered into by and among the same Parties hereto on 24 July 2019.”

(iii)                                the Shareholders agree that they will no longer proceed with the Yizhuang Closing (as defined under the Original Investment Agreement), nor the Tranche Closing (as defined under the Original Investment Agreement) corresponding to the Yizhuang Closing.

(e)                                                   WP’s Exit Rights with respect to JV Co 1. In the event WP elects to exit from its investment in JV Co 1 by exercising the Dissolution Exit Option pursuant to Section 13.4(b) (Dissolution Exit) of the Original Investment Agreement, then, within thirty (30) Business Days (the “Exit Put/Call Exercise Period”) after the fair market value of JV Co 1 is determined pursuant to the provisions of Section 13.4(b) (Dissolution Exit) of the Original Investment Agreement (assuming the principal of the entrustment loans extended to the Shareholders pursuant to this Agreement and the interest accrued thereon have been repaid in full),

(i)                                          WP is entitled to, by serving a written notice to Vianet (the “WP Put Notice”), require Vianet to purchase all (but not less than all) the shares then held by WP in JV Co 1 (the “WP Put Shares”) at a price equal to the product of such fair market value multiplied by WP’s then Shareholding Percentage in JV Co 1 (the “WP Put Price”) (the “WP Put Option”), and Vianet shall be obligated to purchase all the WP Put Shares at the WP Put Price, which WP Put Price shall be paid by Vianet to an account designated by WP no later than twenty (20) Business Days after delivery of the WP Put Notice; and

(ii)                                     Vianet is entitled to, by serving a written notice to Vianet (the “Vianet Call Notice”), require WP to sell all (but not less than all) the shares then held by WP in JV Co 1 (the “Vianet Call Shares”) at a price equal to the product of such fair market value multiplied by WP’s then Shareholding Percentage in JV Co 1 (the “Vianet Call Price”) (the “Vianet Call Option”), and WP shall be obligated to sell all the Vianet Call Shares at the Vianet Call Price, which Vianet Call Price shall be paid by Vianet to an account designated by WP no later than twenty (20) Business Days after delivery of the Vianet Call Notice.

If (x) neither WP exercises the foregoing WP Put Option nor Vianet exercises the foregoing Vianet Call Option within the Exit Put/Call Exercise Period or (y) each Shareholder has indicated in writing to the other Shareholder that it will not exercise the WP Put Option or the Vianet Call Option (as applicable) (and if the circumstances described in this item (y) occurs, the Exit Put/Call Exercise Period shall be deemed as early terminated upon such occurrence), WP shall be entitled to trigger the asset distribution pursuant to Section 13.4(c) (Asset Distribution) of the Original Investment Agreement immediately upon the expiry or early termination (whichever is earlier) of the Exit Put/Call Exercise Period.  For the avoidance of doubt, WP shall not be allowed to trigger the asset distribution under Section 13.4(c) (Asset Distribution) of the Original Investment Agreement during the Exit Put/Call Exercise Period (or the early terminated Exit Put/Call Exercise Period, as applicable).

(f)                                                     Amendment to MSA upon WP’s Exit.  The Parties acknowledge and agree that upon WP’s exercise of its exit rights with respect to its investment in JV Co 1 pursuant to Section 13 (Exit) of the Investment Agreement (as amended hereby), WP shall use commercially reasonable efforts to procure the Master Service Agreement between the relevant Project Company and Vianet’s relevant Affiliate be amended to allow such Project to satisfy the requirements of VNET’s finance lease accounting treatment, provided that the amendments will not impose any negative economic impact on the relevant Project Company (including any additional Tax burden), nor impair the marketability or value of the Projects upon WP’s (or its Affiliates’) direct or indirect sale thereof via sale of shares, asset sale or a combination of both (comparing to the situation where there is no amendment to satisfy the finance lease treatment).

(g)                                                   Cooperation of the Parties. The Parties agree to cooperate with each other to complete the distribution of the Available Cash of JV Co 1 pursuant to the provisions of Section 2.1(b) (Restructuring of JV Co 1), including without limitation that the Shareholders shall duly authorize the payment of the distributed JV Co 1 Available Cash and do all such thing to give effect to such distribution and payment.  In the event any Available Cash of JV Co 1 fails to be distributed to any Shareholder in such amount and at such time as provided under Section 2.1(b) (Restructuring of JV Co 1) above and such failure is neither due to any Force Majeure Event, nor reasons attributable solely to any Government Entity or the relevant entrusted bank, the overdue sum shall bear an interest at the rate of 0.05% per diem accrued from the applicable due date until the date when all the overdue sum and interest accrued thereon is paid in full to the relevant Shareholder, which interest shall be distributed to the Shareholders together with the Available Cash.

2.2                                                 JV Co 2 Restructuring.

(a)                                                   Asset Distribution of JV Co 2.  The Parties agree that JV Co 2 shall distribute its assets to the Shareholders on a pro rata basis based on their respective then prevailing Shareholding Percentages in JV Co 2, which distribution shall comply with the following:-

(i)                                                      Waigaoqiao #1 Project shall be distributed to Vianet, which distribution shall be completed by leaving Vianet’s shareholding in JV Co 2 intact but having all other Projects of JV Co 2 transferred to WP according to the provisions in item (ii) below;

(ii)                                                 all other Projects owned by JV Co 2 (i.e., Fengxian Project, Nanjing Project, Nantong Project and Wuxi Project) together with all other Hong Kong incorporated Subsidiaries of JV Co 2 (except for (A) the Subsidiary that indirectly hold Waigaoqiao #1 Project, i.e., Shihua DC Investment SH1 Limited; and (B) Silver DC Investment Limited) (collectively, the “HK SPVs”) shall be distributed to WP, and WP or its designated Affiliate shall enter into a share sale and purchase agreement with JV Co 2 (or the relevant Subsidiary of JV Co 2) in form and substance as set forth in Exhibit 2.2(a)(ii) (Form of JV Co 2 Distribution SPA) in relation to the transfer of each of Fengxian Project, Nanjing Project and Nantong Project to WP (each a “Distribution SPA”), with the transfer of Wuxi Project and the HK SPVs to be completed pursuant to the procedures set forth in Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap);

(iii)                                            if, upon completing the distribution of Projects provided in items (i) and (ii) above, the following inequality is obtained:

Where,

A =                 the amount received by WP from the distribution of Projects provided in item (ii) above, which equals the original investment cost paid by JV Co 2 and/or any Subsidiary of JV Co 2 that directly or indirectly owns the Projects (the “Project Cost” of each Project) with respect to the Projects received by WP (the “WP Project Distribution Amount”);

B =                  the amount received by Vianet from the distribution of Project provided in item (i) above, which equals the Project Cost with respect to the Project received by Vianet (the “Vianet Project Distribution Amount”);

C =                  WP’s Shareholding Percentage in JV Co 2 as of the execution date hereof; and

D =                 Vianet’s Shareholding Percentage in JV Co 2 on the same date

(the Shareholder whose Project distribution amount constitutes a larger portion of the total Project distribution by JV Co 2 than its Shareholding Percentage in JV Co 2 shall be referred to as the “More Favored Shareholder”, whereas the other Shareholder shall be referred to as the “Less Favored Shareholder”), then, the actions provided in items (1) and (2) below shall be taken in sequence so that the following equation (the “JV Co 2 Distribution Equation”) is obtained:

Where,

E =                   WP Project Distribution Amount (or the Vianet Project Distribution Amount, as applicable) received by the Less Favored Shareholder;

F =                    the sum of JV Co 2/3 Net Cash and Cash Compensation (in each case as defined below);

G =                 WP Project Distribution Amount (or the Vianet Project Distribution Amount, as applicable) received by the More Favored Shareholder;

H =                 the amount of Cash Compensation (as defined below);

I =                        the Less Favored Shareholder’s Shareholding Percentage in JV Co 2 as of the time immediately prior to the asset distribution provided under this Section 2.2(a) (Asset Distribution of JV Co 2); and

J =                      the More Favored Shareholder’s Shareholding Percentage in JV Co 2 as of the same date.

(1)                                 The Net Cash of JV Co 2 and JV Co 3 (on a consolidated basis) (the “JV Co 2/3 Net Cash”) shall be distributed (or deemed as distributed pursuant to Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap)) to the Less Favored Shareholder, and

(2)                                 the More Favored Shareholder shall pay cash in US Dollars to the Less Favored Shareholder (via PropCo 2) (such cash paid by the More Favored Shareholder, the “Cash Compensation”).

The JV Co 2/3 Net Cash and the Cash Compensation shall be paid to the Less Favored Shareholder or its Affiliates (including JV Co 2 and its Subsidiaries) within fifteen (15) Business Days following the earlier of:

(I)                                          completion of the JV 2/3 Audit (as defined under Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap)); and

(II)                                     expiry of one (1) month following the last Completion Date of Formalities under the Distribution SPAs;

(iv)                                             The Shareholders shall arrange for the Net Cash of JV Co 2 and JV Co 3 (on a consolidated basis), the Cash Compensation and the Project Cost with respect to each Project owned directly or indirectly by JV Co 2 be determined as follows:-

(A)                              the estimated Project Cost with respect to each Project (the “Estimated Project Cost” of such Project) owned directly or indirectly by JV Co 2, the estimated JV Co 2/3 Net Cash (the “Estimated JV Co 2/3 Net Cash”) and the estimated Cash Compensation (the “Estimated Cash Compensation”), in each case as of 30 April 2019 shall be as set forth in Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap);

(B)                               the Restructuring Auditor shall be appointed to determine (1) the Project Cost of each Project owned directly or indirectly by JV Co 2 as of the Closing Date (as defined under the Distribution SPA regarding such Project) and (2) the JV Co 2/3 Net Cash and the Cash Compensation as of the Audit Reference Date  (as defined under Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap)), in each case based on the principles set forth in Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap);

(C)                               the Restructuring Auditor shall submit an Audit Report (as defined under Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap)) in accordance with the provisions set forth in Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap) ;

(D)                              the Project Cost, the JV 2/3 Net Cash and the Cash Compensation as determined by the Restructuring Auditor in the Audit Report shall be final and binding on the Parties in the absence of manifest error; and

(E)                                notwithstanding the foregoing provisions in Section 2.2(a)(iv)(D), the Estimated Project Cost, the Estimated JV Co 2/3 Net Cash and the Estimated Cash Compensation shall be deemed as the final Project Cost, the final JV Co 2/3 Net Cash and the final Cash Compensation respectively until submission of the Audit Report by the Restructuring Auditor; and in the event the final Project Cost of any Project, the final JV Co 2/3 Net Cash and/or the final Cash Compensation as determined in the Audit Report does not equal the Estimated Project Cost of such Project, the Estimated JV Co

2/3 Net Cash and/or the Estimated Cash Compensation (as applicable), the Shareholders shall (and shall procure JV Co 2 and its Subsidiaries to) settle the difference in the manner provided under Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap) such that the JV Co 2 Distribution Equation shall be (or remain) obtained;

(v)                               the Shareholders shall use Best Efforts to procure: (A) the Closing contemplated under each of the Distribution SPAs be closed within five (5) Business Days following the execution date hereof pursuant to the provisions hereof and thereof, and (B) the Completion Date of Formalities under each of the Distribution SPAs shall occur within fifteen (15) days after the Closing contemplated under such Distribution SPA; and

(vi)                          the JV Co 2 asset distribution described above in this Section 2.2(a) (Asset Distribution of JV Co 2) shall be implemented pursuant to the steps set forth in Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap).

(b)                                                  Cooperation of the Parties. The Parties agree to cooperate with each other to complete the foregoing distribution of JV Co 2 assets pursuant to the provisions of Section 2.2(a) (Asset Distribution of JV Co 2), Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap) and the Distribution SPAs, including without limitation that the Shareholders shall cooperate with each other in the payment of the distributed JV Co 2 assets (including the payments made pursuant to Section 2.2(a)(iii) above).  Commencing from the execution date hereof, the Shareholders shall cooperate with each other to prepare for the handover of the assets, management and operation of each Project of JV Co 2 to the Shareholder who receives such Project in the asset distribution, and during the period commencing from the execution date hereof and ending on the completion of transfer of all Projects of JV Co 2, the Shareholder who receives certain Project shall be solely entitled to operate such Project.

(c)                                                   JV Co 2/3 Accounts Payable and Receivable.  The Shareholders shall procure that all of the receivables and payables of JV Co 2, JV Co 3 and their respective Subsidiaries (including those resulting from Related Party Transactions, and loans between JV Co 2, JV Co 3 (or any of their respective Subsidiaries) and its Related Parties) shall be fully repaid, settled and cleared as soon as practicable pursuant to the arrangements set forth in Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap).

2.3                                                 JV Co 3 Restructuring.

(a)                                                   Allocation of Employees.

(i)                                                      The Shareholders shall use their respective Best Efforts to terminate employment relationship with all existing employees of JV Co 3 and its Subsidiaries as soon as possible (but in no event later than one (1) month after the execution date hereof) so that JV Co 3 and its Subsidiaries shall no longer have any employee; provided that certain employees (as agreed by both Shareholders) will stay for an additional three (3) months following the expiry of the foregoing one (1) month period (or other time period as mutually agreed by both Shareholders) to take care of the work in relation to the restructurings contemplated by this Agreement.

(ii)                                                 Despite the foregoing employee allocation, WP shall remain entitled to assign a finance representative to JV CO 1 and its Subsidiaries to exercise the rights entitled to the Chief Financial Officer that WP is entitled to appoint under the Investment Agreement, including continuing to enjoy the approval rights over matters of JV Co 1 that WP (or its designated Persons) enjoys as at the date hereof under the OA approval system of JV Co 1; provided that such approval rights shall not be inconsistent with the Reserved Matters as provided under the Investment Agreement and shall reflect WP’s right to appoint the Chief Financial Officer of JV Co 1 and its Subsidiaries.

(iii)                                            The Shareholders shall each bear its own cost and expenses incurred in receiving the JV Co 3 employees.  The Parties further agree that any terminated employees of JV Co 3 with severance compensation paid by JV Co 3 shall not be rehired by the Shareholders or their respective Affiliates.  The cost and expenses (including without limitation severance compensation paid by JV Co 3) incurred in terminating employees of JV Co 3 (except for Shareholders’ own cost and expenses incurred in receiving the JV Co 3 employees) shall be borne by each Shareholder pursuant to its Shareholding Percentage in JV Co 3.

(b)                                                  Liquidation of JV Co 3.  The Parties agree that upon completion of employee termination pursuant to Section 2.3(a) (Allocation of Employees) above, the Shareholders shall immediately liquidate and terminate JV Co 3 and its Subsidiaries (but in no event later than three (3) months after such completion) with any remaining assets of JV Co 3 or its Subsidiaries (if any) distributed to the Shareholders on a pro rata basis based on their respective then prevailing Shareholding Percentages in JV Co 3.  Any and all Taxes arising from the liquidation provided under this Section 2.3(b) (Liquidation of JV Co 3) shall be borne by the Shareholders pro rata according to their respective Shareholding Percentages in the corresponding JV Co as at the execution date hereof.

2.4                                                 First Amended and Restated Investment Agreement.  The Parties agree that immediately upon the Major Project Closing Date (as defined under Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap)), the First Amended and Restated Investment Agreement that the Parties have executed on or about the even date herewith shall take effect.

2.5                                                 Cost of Restructuring.  The cost of the restructuring of the JV Cos provided hereunder shall be borne by the Shareholders pro rata according to their respective Shareholding Percentages in the corresponding JV Co as at the execution date hereof, except as otherwise expressly provided in this Agreement or other Transaction Documents.

3.                                                          JV CO 4 INVESTMENT

(I)                INCORPORATION OF JV CO 4

3.1                                                 Incorporation.

(a)                                                   As at the execution date hereof, SHIHUA DC INVESTMENT GROUP 2 LIMITED (“PropCo 2”), a wholly owned Subsidiary of JV Co 2, has established a wholly owned Subsidiary in Hong Kong named Silver DC Investment Limited (company number 2758697, “JV Co 4”) and PropCo 2 holds 1 share of a single class issued by JV Co 4.

(b)                                                  As soon as practicable after the execution date hereof, (i) PropCo 2 shall sell and transfer to WP, and WP shall purchase from PropCo 2, 1 share in JV Co 4 at the transfer price of US$1.00; (ii) JV Co 4 shall issue and allot to WP, and WP shall purchase and subscribe from JV Co4, 48 fully-paid shares at an aggregate subscription of US$48.00; and (iii) JV Co 4 shall issue and allot to Vianet, and Vianet shall purchase and subscribe from JV Co4, 51 fully-paid shares at an aggregate subscription of US$51.00 (transactions set forth in items (i) through (iii), collectively, the “JV Co 4 Establishment Transactions”).  Upon closing of the JV Co 4 Establishment Transactions (the “JV Co 4 Closing”), the issued shares of JV Co 4 shall be 100 shares of a single class, among which Vianet shall hold 51 shares representing 51% of all the issued share capital of JV Co 4, and WP shall hold 49 shares representing 49% of all the issued share capital of JV Co 4.

(c)                                                   On the execution date hereof (the “JV Co 4 Establishment Date”), the Shareholders shall and shall procure the relevant JV Cos Group Companies to execute all such agreements, instruments, resolutions and other documents necessary to effect the JV Co 4 Establishment Transactions.

3.2                                                 Articles.  The Shareholders shall take any and all actions to procure that the articles of association of JV Co 4 (the “JV Co 4 Articles”) shall duly reflect the provisions hereof and shall be in such form and substance as mutually agreed upon by the Shareholders.

3.3                                                 Intermediate Companies. Subject to approval of the JV Co 4 Board, one or more tiers of intermediate companies may be added into the JV Co 4 Group to hold, directly or indirectly, the companies incorporated for the Projects of JV Co 4.

3.4                                                 Board of Directors.  The Shareholders shall ensure that upon the JV Co 4 Closing, the board of directors of JV Co 4 shall consist of five (5) directors, three (3) of which shall be appointed, removed or replaced (with or without cause) by Vianet and the other two (2) of which shall be appointed, removed or replaced (with or without cause) by the Investor.

3.5                                                 Shareholders’ Actions.

(a)                                                   The Shareholders shall procure JV Co 4 to engage a Hong Kong company secretary satisfactory to each Shareholder to complete any and all procedures required for the JV Co 4 Establishment Transactions and shall cause such company secretary to, immediately upon or as soon as practicable after the JV Co 4 Closing, deliver to the Shareholders documents in respect of the their respective shareholding in JV Co 4 (including without limitation, share certificate, copies of register of members and register of directors).

(b)                                                  Any and all costs in connection with the JV Co 4 Establishment Transactions (including any stamp duty in relation thereto, the “Incorporation Costs”) shall be advanced by JV Co 3 and borne by the Shareholders on a pro rata basis pursuant to their respective Shareholding Percentages in JV Co 3.

3.6                                                 Cash Sweep.  The Shareholders agree that to the extent (i) there is any Available Cash in JV Co 1 (or its Subsidiaries) and (ii) any funds are required by JV Co 4 or its Subsidiaries to engage in any new project as approved by the Shareholders, the Shareholders shall, upon request of the JV Co 4 Board, cause JV Co 1 (or a Subsidiary of JV Co 1) to extend to JV Co 4 (or a Subsidiary of JV Co 4) certain Available cash (excluding requisite reserve to ensure the normal operation and sufficient working capital of JV Co 1 and its Subsidiaries) at an interest rate equal to LIBOR to satisfy the funding need of JV Co 4. For the avoidance of doubt, the JV Co 4 Board may elect to address the funding need of JV Co 4 either via requesting for cash sweep as provided in this Section 3.6 (Cash Sweep) and/or via making Capital Call pursuant to Section 1.2 (Capital Call) of Exhibit 3.7 (JV Co 4 Related Provisions).

3.7                                                 Other JV Co 4 Related Provisions.  Except for the provisions set forth in this Section 3 (JV Co 4 Investment), the other provisions in relation to JV Co 4 are set forth in Exhibit 3.7 (JV Co 4 Related Provisions).

(II)         JV CO 4 MASTER SERVICE ARRANGEMENT

3.8                                                 Vianet’s ROFO and Group Company’s ROFO.

(a)                                                   Vianet’s ROFO Mechanism.  With respect to any future Project to be undertaken by JV Co 4, the Shareholders shall cause JV Co 4 to, before the earlier of (i) entering into a definitive binding wholesale lease or master service agreement with a third party in respect of 50% or more of the area or capacity of such future Project and (ii) three (3) months prior to the time when such future Project becomes ready to use, issue a written notice to Vianet requesting Vianet’s decision on whether to lease such future Project.  Vianet shall reply in writing to JV Co 4 within two (2) months after receipt of the foregoing written notice issued by JV Co 4.  If Vianet decides to lease such future Project, Vianet shall reply in writing within the foregoing two (2)-month period with an express rate of rental (the “Vianet Offered Rental”), and JV Co 4 may elect to lease such future Project to Vianet or to any third party at a rate of rental no less than the Vianet Offered Rental (and if such Group Company elects to lease such future Project to Vianet, Vianet and such Group Company shall enter into a definitive agreement within two (2) months after such election).  If Vianet fails to make the foregoing reply to JV Co 4 within the foregoing two (2)-month period or a definitive agreement fails to be entered into within the foregoing subsequent two (2)-month period, JV Co 4 shall be entitled to lease to or otherwise cooperate with any third party in respect of such future Project at any rate of rental as JV Co 4 may deem fit.  For the avoidance of doubt, Vianet shall (and shall cause its appointed directors to) exercise its rights as a shareholder (or a director, as applicable) of JV Co 4 towards the best interest of JV Co 4.

(b)                                                  Exemptions.  The provisions of Section 3.8(a) (Vianet’s ROFO Mechanism) shall not apply to: (i) any future Project to be acquired by any JV Co 4 Group Company already occupied or engaged with leases and tenants; (ii) any future Project under any joint venture or other similar cooperation methods between any JV Co 4 Group Company, on one hand, and one or more third parties, on the other hand; or (iii) any lease of any future Project in respect of less than 50% of the area or capacity of such future Project.

3.9                                                 Master Service Agreement.  For each future Project that Vianet leases and receives master services from the relevant JV Co 4 Group Company, Vianet shall (or shall cause its Affiliates

to) enter into a master service agreement with such JV Co 4 Group Company (each a “JV Co 4 Master Service Agreement”) in such form and substance as mutually agreed upon by the Shareholders with reference to the form mutually agreed upon by the Shareholders for the Existing Projects.

3.10                                        Sub-Contracting Agreement.  For each future Project that Vianet leases in the entirety of such Project and receives master services from the relevant JV Co 4 Group Company, Vianet shall have a priority right to be sub-contracted with certain services under the JV Co 4 Master Services Agreement under equal terms and conditions, and if Vianet (of its Affiliates) is selected as a sub-contractor pursuant to the preceding sentence, Vianet shall (or shall cause its Affiliates to) enter into a sub-contracting agreement with such JV Co 4 Group Company in such form and substance as mutually agreed upon by the Shareholders (any amendment thereto or termination thereof without the prior consent of WP or its nominated director shall be deemed as a Material Breach by Vianet).  Each such service agreement so executed shall be referred to as a “JV Co 4 Sub-Contracting Agreement”.

(III)  JV CO 4 EXIT

The relevant Shareholder shall be entitled to exit rights with respect to its investment in JV Co 4 upon (i) JV Co 4’s failure to undertake any new Project for a period of any consecutive twenty-four (24) months following the JV Co 4 Establishment Date, (ii) expiry of four (4) years after execution date hereof or (iii) Vianet (or WP) commits any Material Breach or IA Material Breach (or Investor Material Breach or IA Investor Material Breach, as applicable) (provided that with respect to the exit event set forth in this item (iii), the breaching Shareholder may not exercise its exit rights relying on such breach), in one or more of the following ways:-

3.11                                        Exit ROFO.

(a)                                                   Sale Notice.  Either Shareholder shall be entitled to give a Sale Notice to the Non-Transferring Shareholder pursuant to Section 4.3(a) (Sale Notice) of Exhibit 3.7 (JV Co 4 Related Provisions) and the Non-Transferring Shareholder shall be entitled to the right of first offer pursuant to the provisions of Section 4.3 (Right of First Offer) of Exhibit 3.7 (JV Co 4 Related Provisions).

(b)                                                  Negative Decision Notice.  If (i) the Non-Transferring Shareholder elects not to exercise its right of first offer pursuant to Section 4.3 (Right of First Offer) of Exhibit 3.7 (JV Co 4 Related Provisions); or (ii) the Non-Transferring Shareholder fails to pay the non-refundable deposit pursuant to the provisions of Section 4.3(b) (Completion Period) of Exhibit 3.7 (JV Co 4 Related Provisions), then, (x) the Transferring Shareholder is at liberty to Transfer its Subject Shares to any third party, at a price no less than the price set forth in the Sale Notice, and (y) (only in the event the Investor is the Transferring Shareholder) the Transferring Shareholder shall be entitled to trigger the Trade Sale pursuant to the provisions of Section 3.12 (Trade Sale).  Furthermore, in the event Vianet is the Transferring Shareholder, the Investor shall be entitled to exercise its tag-along right pursuant to the provisions of Section 4.4 (Tag Along Right) of Exhibit 3.7 (JV Co 4 Related Provisions).

3.12                                        Trade Sale.  If and only if the Investor is entitled to trigger this Section 3.12 (Trade Sale) pursuant to Section 3.11(b) (Negative Decision Notice) above, the Investor may appoint an investment bank of international repute or a property broker to procure a sale by JV Co 4 of all or substantially all of their assets and undertakings (whether by way of a share sale, an asset sale or a combination of both) at a valuation acceptable to WP (a “Trade Sale”); provided that each buyer in such Trade Sale shall be a bona fide third party, and the Shareholders shall extend all necessary cooperation and assistance to facilitate the sale (including providing assistance to the potential purchasers and their advisers in the conduct of any due diligence investigation in respect of the JV Co 4 Group Companies).  Upon completion of the trade sale, the Shareholders shall take the necessary steps to distribute the sale proceeds from the sale of JV Co 4 to the Shareholders on a pro rata basis pursuant to their respective then-current Shareholding Percentages in JV Co 4. For the avoidance of doubt, any sale or transfer in connection with the Trade Sale shall not be subject to the Transfer restrictions set forth in Section 4 (Transfer Restrictions) of Exhibit 3.7 (JV Co 4 Related Provisions).

3.13                                 Dissolution Exit.

(a)                                          Dissolution Notice.  If the Investor has not fully exited from its investment in JV Co 4 pursuant to Section 3.11 (Exit ROFO) or 3.12 (Trade Sale) above within three (3) months after the Investor issues a Sale Notice pursuant to Section 3.11(a) (Sale Notice), the Investor may (but is not obligated to), in its sole discretion, elect to exit (the “Dissolution Exit Option”) from its investment in JV Co 4 pursuant to Section 3.13(b) (Dissolution Exit) by serving a written notice to Vianet (the “Dissolution Notice”).  For the avoidance of doubt, any sale or transfer in connection with the exercise of the Dissolution Exit Option shall not be subject to the Transfer restrictions set forth in Section 4 (Transfer Restrictions) of Exhibit 3.7 (JV Co 4 Related Provisions).

(b)                                          Dissolution Exit.  After serving the Dissolution Notice, the Investor may initiate the break-up of JV Co 4 (the “Dissolution Exit”) and arrange for the fair market value of JV Co 4 to be determined as follows:-

(A)                                        Each of the Shareholders shall appoint an Appraiser within five (5) days after the date of service of the Dissolution Notice to each determine the fair market value of JV Co 4, based on the principles set forth in Exhibit 3.13(b) (Appraisal Principles);

(B)                                        The Appraisers shall submit a valuation report setting out the fair market value within one (1) month of their respective appointment; and

(C)                                        The fair market value of JV Co 4 shall be the arithmetic average of the fair market values submitted by the two (2) Appraisers.

The Shareholders shall (and shall cause the JV Co 4 Group Companies to) provide the Appraisers with all information reasonably required for the purposes of determining the fair market value of JV Co 4.  The cost of such appraisal shall be paid and borne by JV Co 4.

(c)                                           Asset Distribution.  The Shareholders shall take turns to select project companies of JV Co 4 to be transferred to itself or its Affiliates until each of the Shareholders (or their respective Affiliates, as applicable) receives its share in the fair market value of JV Co 4 based on its Shareholding Percentage in JV Co 4; provided, however, that (i) the Investor shall have the right to the first selection, and Vianet shall have the right to the second selection; and (ii) the Investor shall be entitled to a priority to be distributed all available cash of JV Co 4.  If, after completion of the foregoing selection, there is any shortfall between the fair market value of the Project Companies selected by any Shareholder and the amount that should be distributed to such Shareholder pursuant to this Section 3.13(c) (Asset Distribution), such shortfall shall be made up for in cash by the other Shareholder that receives any excess distribution.  The Shareholders shall use their respective Best Efforts to cause the transfer or disposal of each project company of JV Co 4 to be completed within 180 days after the date of service of the Dissolution Notice.

3.14                                 Amendment to JV Co 4 MSA.  The Parties acknowledge and agree that upon the Investor’s exercise of its exit rights with respect to its investment JV Co 4 pursuant to this Section 3(III) (JV Co 4 Exit), the Investor shall use commercially reasonable efforts to procure the JV Co 4 Master Service Agreement (if any) between the relevant project company and Vianet’s relevant Affiliate be amended to allow such Project to satisfy the requirements of VNET’s finance lease accounting treatment, provided that (i) the amendments will not impose any negative economic impact on the relevant project company (including any additional Tax burden), nor impair the marketability or value of the Projects upon WP’s (or its Affiliates’) direct or indirect sale thereof via sale of shares, asset sale or a combination of both (comparing to the situation where there is no amendment to satisfy the finance lease treatment); and (ii) Vianet shall, as soon as possible after WP’s exercise of its aforementioned exit right, notify WP in writing setting forth in reasonable detail the amendments necessary to satisfy such finance lease treatment.

3.15                                 Actions to Effectuate Investor’s Exit.  Vianet shall, and shall cause its Affiliates, appointed directors, permitted successors, transferees or assignees to, procure the JV Co 4 Group Companies take any and all necessary actions to effectuate the Investor’s exit pursuant to the provisions of this Section 3(III) (JV Co 4 Exit).

3.16                                 Late Payment Fee.  If either Shareholder fails to pay to the other Shareholder any due and payable amount in a timely manner under this Section 3(III) (JV Co 4 Exit), such default Shareholder shall pay to the other Shareholder a late payment fee at a daily interest rate of 0.05%.

3.17                                 Taxes.  Without prejudicing the rights and interests of the Investor under this Section 3(III) (JV Co 4 Exit), each Shareholder shall pay and bear the Taxes arising from or in connection with the exit mechanism set forth in this Section 3(III) (JV Co 4 Exit) payable by said Shareholder pursuant to the Applicable Law; provided, however, that the Shareholders shall use their respective Best Efforts to ensure that the exit mechanism set forth in this Section 3(III) (JV Co 4 Exit) be implemented in the most tax-efficient way.

4.                                               REPRESENTATIONS AND WARRANTIES

4.1                                        Mutual Representations and Warranties.  As at date of this Agreement and each Closing Date, each Party hereby represents and warrants to the other Parties as follows:-

(a)                                          Incorporation.  It is duly incorporated, validly existing and (where applicable) in good standing under the laws of the place of its incorporation and it has the requisite power and authority to conduct its business in accordance with its business license, certificate of incorporation, memorandum and articles of association, or similar constitutional documents;

(b)                                          Authority.  It has all requisite power, authority, approval and third-party consent required to enter into this Agreement and other Transaction Documents and has all requisite power, authority, approval and third-party consent to fully perform each of its obligations hereunder and under other Transaction Documents;

(c)                                           Corporate Actions.  It has taken all necessary internal corporate actions to authorize it to enter into this Agreement and other Transaction Documents, and its representative whose signature is affixed hereto is given full authority to sign this Agreement and other Transaction Documents, if applicable; and

(d)                                          No Violation.  Neither the execution of this Agreement and other Transaction Documents, if applicable, nor the performance of its obligations hereunder and thereunder, will conflict with, or result in a breach of, any provision of its constitutional documents, or any law, rule, regulation, authorization, or approval of any Government Entity, or of any contract or agreement to which it is a party or is subject.

5.                                               ADDITIONAL COVENANTS

5.1                                        Further Assurances.  The Parties shall act in good faith to take any and all actions necessary or advisable to consummate the Transactions contemplated hereby, including without limitation, to (a) procure that each of the JV Cos Group Companies and their respective directors, officers and employees shall fulfill their respective obligations under this Agreement and other Transaction Documents; and (b) provide all reasonably necessary and advisable assistance to the JV Cos Group Companies and WP in obtaining all applicable Government Approvals, and complete the Transactions.

5.2                                        Confidentiality and Publicity.

(a)                                          Confidentiality.  From the date hereof, each Party shall, and shall cause each Person who is Controlled by such Party to, keep confidential the terms, conditions and existence of this Agreement, any related documentation, the identities of any of the Parties and any other information of a non-public nature received from any other Party or prepared by such Party exclusively in connection herewith or therewith (collectively, the “Confidential Information”) except as the Parties otherwise mutually agree; provided, however, that any Party may disclose the Confidential Information or permit the disclosure of the Confidential Information (i) to the extent required by Applicable Law so long as, where such disclosure is to a Government Entity, such Party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, (ii) to the extent required by the rules of any stock exchange, (iii) to its officers, directors, employees and professional advisors, and in the case of the Investor, its Affiliates, as necessary for the performance of its obligations in connection herewith so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, and (iv) to its investors, prospective investors and any Person otherwise providing substantial debt or equity financing to such Party so long as the Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof.  Each Party shall ensure that any of the foregoing permitted disclosed Persons to which such Party discloses the Confidential Information shall have the same confidentiality obligation and liability as such Party.

Further, the Investor acknowledges that it is aware that VNET is a NASDAQ listed company and is subject to the securities laws and regulations of the Securities and Exchange Commission of the United States of America (“SEC”). Therefore, the Investor and/or its Subsidiaries that receive non-public information from VNET about VNET will be subject to inside trading provisions under the rules of SEC.

For the avoidance of doubt, the Confidential Information does not include information that (i) was already in the possession of the receiving Party (the “Receiving Party”) before such disclosure by the disclosing Party (the “Disclosing Party”), (ii) is or becomes available to the public other than as a result of disclosure by the Receiving Party in violation of this Section 5.2 (Confidentiality and Publicity) or (iii) is or becomes available to the Receiving Party from a third party not known by the Receiving Party to be in breach of any legal or contractual obligation not to disclose such information to it; and in each case, if the Receiving Party determines that the foregoing information may have any material adverse effect on the JV Co 4 Group Companies, the Receiving Party shall immediately notify the other Parties and take reasonable and necessary measures to avoid further disclosure of the foregoing information.

(b)                                          Publicity.  No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any Party with respect to the subject matter of this Agreement or the Transaction without the prior written consent of the other Parties; provided that the provisions of this Section 5.2(b) (Publicity) shall not prohibit (i) any disclosure required by any Applicable Law (in which case the disclosing Party will provide the other Parties with the opportunity to review and comment in advance of such disclosure if legally permitted and practicable) or (ii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Restructuring.

Each of the Parties shall not, and shall procure that their respective Affiliates will not, without the prior written consent of the other Parties, (i) use in advertising, publicity, or otherwise the name of the other Parties or their respective Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other Parties or their respective Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by any JV Co 4 Group Company has been approved or endorsed by the other Parties or their respective Affiliates.

5.3                                        U.S. Tax Matters.  The Parties shall procure that JV Co 4, together with any other JV Co 4 Group Companies shall use commercially reasonable Best Efforts to assist WP in (1) determining annually whether any of the JV Co 4 Group Companies is a passive foreign investment company (“PFIC”) within the meaning of IRC Section 1297 and the Treasury Regulations promulgated thereunder, (2) providing WP with any information necessary for WP to comply with annual reporting requirements in respect of such PFIC, (3) obtaining (i) PFIC Annual Information Statements as described in Treasury Regulation Section 1.1295-1(g)(1) so as to permit WP (or its direct or indirect investors) to timely make and maintain at all times a qualified electing fund election in accordance with IRC Section 1295 or (ii) information necessary to make a mark-to-market election on the PFIC in accordance with IRC Section 1296.  The aforesaid assistance is limited to providing necessary information or documents to WP for it to comply with obligations in respect of PFIC, and shall under no circumstances be taken as agreement to submit or file any documents to any U. S. government authorities on behalf of WP.

6.                                               INDEMNITY

6.1                                        General.  If there occurs any misrepresentation, breach of warranty, breach of covenant, or other violation by any Party under this Agreement or any other Transaction Documents, such Party shall indemnify and hold harmless other Parties, their respective Affiliates, together with the senior management, directors, employees thereof, from and against any and all Indemnifiable Losses suffered by such other Parties, such Affiliates, such senior management, directors or employees, directly or indirectly, in relation to the foregoing.

6.2                                        Non-Exclusive.  The foregoing indemnity provisions are not in derogation of other contractual and statutory remedies and rights any Party may have under this Agreement, other Transaction Documents and Applicable Law.  For the avoidance of doubt, no Party is entitled to any repetitive payment and indemnity arising from or in relation to the same breach or default by any other Party.

7.                                               TERMINATION

7.1                                        Termination of Agreement.  This Agreement may be terminated:-

(a)                                          by all the Parties upon their unanimous written consent;

(b)                                          by the Investor if the Investor elects to exercise the Dissolution Exit Option pursuant to Section 3.13 (Dissolution Exit);

(c)                                           by any Shareholder upon the winding up of JV Co 4 and completion of the distribution of proceeds, if any, from such winding up;

(d)                                          with respect to a Shareholder, upon the date on which such Shareholder ceases to hold any shares in JV Co 4; provided, however, that such Shareholder’s cessation to hold any shares shall not be a breach of this Agreement;

(e)                                           by the Investor if Vianet fails to pay any tranche of the Vianet Subscription Price and such failure is not cured within forty (40) days;

(f)                                            by Vianet if the Investor fails to pay any tranche of the WP Subscription Price, and such failure is not cured within forty (40) days;

(g)                                           by the Investor if there is a Material Breach or an IA Material Breach;

(h)                                          by Vianet if there is an Investor Material Breach or an IA Investor Material Breach; or

(i)                                              by either Shareholder if any Government Entity having relevant jurisdiction or power mandatorily requires that the Transaction contemplated hereby be terminated and the Shareholders fail to resolve such requirement by such Government Entity after using Best Efforts within 180 days after the date of such requirement by such Government Entity.

7.2                                        Effects of Termination.  If this Agreement is terminated pursuant to the provisions of Section 7.1 (Termination of Agreement):-

(a)                                          No Further Effect.  This Agreement shall become invalid and have no further effect; provided, however, that termination of this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities to any Shareholder, nor shall it affect the effect of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination, including those sections set out in Section 7.3 (Survival) below;

(b)                                          Termination of Ancillary Agreements.  The Parties hereby agree that they shall take any and all necessary actions to terminate any ancillary agreements entered into in connection with this Agreement; and

7.3                                        Survival.  Notwithstanding any other provisions, the provisions of Section 3(III) (JV Co 4 Exit), Section 5.2 (Confidentiality and Publicity), Section 6 (Indemnity), this Section 7 (Termination) and Section 8 (Miscellaneous) shall survive any expiration or termination of this Agreement.

8.                                               MISCELLANEOUS

8.1                                        Taxes and Expenses.

(a)                                          Taxes.  Each of the Parties shall bear all Taxes arising from the Transaction contemplated hereby pursuant to the requirements of Applicable Laws.

(b)                                          Expenses.  In the event that the Transaction contemplated hereby are not consummated, each of the Parties shall bear its own due diligence costs, advisory fees and costs and expenses incurred in connection with their respective negotiation and preparation of this Agreement and any other related agreements.

8.2                                        Binding Effect; Assignment.  This Agreement shall be binding upon and shall be enforceable by each Party, its successors and permitted assigns.  Subject to Section 4.2 (Permitted Transfers) of Exhibit 3.7 (JV Co 4 Related Provisions), no Party may assign any of its rights or obligations hereunder without the prior written approval of the other Parties.

8.3                                        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong without regard to conflict of laws principles thereunder.

8.4                                        Dispute Resolution.

(a)                                          Dispute.  Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (“HKIAC”) in accordance with the HKIAC Administrated Arbitration Rules (the “Rules”) in effect when the Notice of Arbitration is submitted, which Rules are deemed to be incorporated by reference into this Section 8.4 (Dispute Resolution).  The seat of arbitration shall be Hong Kong.  Before resolving the Dispute by way of arbitration as provided in this Section 8.4 (Dispute Resolution), the Dispute shall be resolved at the first instance through consultation between the Parties to such Dispute.  Such consultation shall begin immediately after any Party has delivered written notice to any other Party to the Dispute requesting such consultation (the “Notice of Escalation of Dispute”).  If the Dispute is not resolved within thirty (30) days following receipt of the Notice of Escalation of Dispute in accordance with Section 8.7 (Notices), the Dispute shall be submitted to arbitration by any of the Parties in accordance with this Section 8.4 (Dispute Resolution).  The thirty (30)-day consultation period set out in this Section 8.4(a) (Dispute) shall not apply to applications seeking conservatory or interim relief.

(b)                                          Arbitration Tribunal.  The arbitral tribunal shall be composed of three (3) arbitrators.  The arbitration proceedings shall be conducted in English.  If the Rules are in conflict with the provisions of this Section 8.4 (Dispute Resolution), including but not limited to the provisions concerning the appointment of arbitrators, the provisions of this Section 8.4 (Dispute Resolution) shall prevail.  The arbitrators shall decide any Dispute submitted by the Parties strictly in accordance with the substantive law of Hong Kong.

(c)                                           Matters Not in Dispute.  When any Dispute occurs and when any Dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.  The award of the arbitral tribunal shall be final and binding upon the Parties and shall be enforceable in any court of competent jurisdiction.  The costs of arbitration shall be borne by the losing Party on full indemnity basis, unless otherwise determined by the arbitral tribunal.

(d)                                          Exclusive Remedy.  The Dispute resolution provisions of this Section 8.4 (Dispute Resolution) shall be the sole and exclusive remedy and process to resolve any Disputes under or pursuant to this Agreement.  Nothing in this Section 8.4 (Dispute Resolution) shall be construed as preventing any Party from seeking conservatory or interim relief (including injunction, specific performance or other similar or comparable forms of equitable relief) from any court of competent jurisdiction.  For the avoidance of doubt, the thirty (30)-day consultation period set out in Section 8.4(a) (Dispute) shall not apply to applications seeking conservatory or interim relief.

8.5                                        Language.  This Agreement shall be executed in English, provide that Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap) shall be in Chinese.

8.6                                        Effectiveness and Amendments.  Except as otherwise permitted herein, this Agreement and its provisions may be amended, changed, waived or terminated only by a writing signed by each of the Parties.  This Agreement shall enter into effect from the date when this Agreement is executed by all of the Parties or their respective duly authorized representatives.

8.7                                        Notices.  All notices, claims, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to any Party hereto by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the address given for such Party on Exhibit 8.7 (Address of Notices) (or at such other address for such Party as shall be specified by like notice), and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmission receipt, or if sent by overnight courier, seven (7) days after delivery to or pickup by the overnight courier service.  Any of the foregoing notices and other communications may be accompanied with (but not replaced by) email to the email address given for a Party on Exhibit 8.7 (Address of Notices) (or at such other email address for such Party as shall be specified by like notice).  Each Party shall promptly (and in any event within fourteen (14) days of the event taking place) notify the other Parties shall there be a change in the address of service.

8.8                                        Entire Agreement.  This Agreement and all other Transaction Documents (together with documents mentioned herein and therein) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements.

8.9                                        Severability.  If any provision of this Agreement shall be held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by Applicable Law.

8.10                                 Specific Performance.  The Parties hereto acknowledge and agree that irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to injunctive relief to address breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

8.11                                 Counterpart Execution.  This Agreement shall be executed in three (3) counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Each Party shall hold one (1) counterpart.

8.12                                 Drafting Presumption.  This Agreement shall be construed fairly as to each Party regardless of which Party drafted it.  Each Party acknowledges and agrees that each of them played a significant and essential role in the preparation, drafting and review of this Agreement.

8.13                                 Conflicts among Documents.  In the case of any conflict between this Agreement and other Transaction Documents, this Agreement shall prevail as among the Parties only, and the Parties shall procure that the constitutional documents of the relevant JV Co 4 Group Companies are promptly amended, to the extent permitted by Applicable Laws, in order to remove such conflict.  In the case of any conflict between this Agreement and the Original Investment Agreement, this Agreement shall prevail as among the Parties.

8.14                                 Limitation on Benefits of this Agreement.  A person who is not a party (or the successor or assignee, immediate or otherwise, of a party, or the person becoming a party by novation) to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce any term of this Agreement.

[Remainder of this page intentionally left blank; signature pages to follow.]

Signature Page to the Restructuring Agreement

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by their duly authorized signatories on the date first set forth above.

21VIANET GROUP, INC.

By:	/s/ Sheng Chen		By:
	Name:	Sheng Chen		Name:
	Title:	Director		Title:	Director

21VIANET DRP INVESTMENT HOLDINGS LIMITED

By:	/s/ Shiqi WANG		By:	/s/ Xiao LIU
	Name:	Shiqi WANG		Name:	Xiao LIU
	Title:	Director		Title:	Director

Signature Page to the Restructuring Agreement

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by their duly authorized signatories on the date first set forth above.

MARBLE STONE HOLDINGS LIMITED

By:	/s/ Ellen Hoi Ying Ng
	Name:	Ellen Hoi Ying Ng
	Title:	Director

Exhibit 1.1

Definitions

1.                            The following terms shall have the following meanings:-

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Entity.

“Affiliate” with respect to a specified Person means (a) in the case of an individual, such Person’s siblings, spouse and lineal descendants or antecedent (whether natural or adopted) and any trust formed and maintained solely for the benefit of such Person, such Person’s siblings, spouse and/or such lineal descendants or antecedent, and (b) in the case of any Person, a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified, and with respect to each of the Parties, excludes JV Cos and any of their respective Subsidiaries or other Affiliates unless otherwise provided in this Agreement.  In the case of any of the Parties being an investment fund (or a Subsidiary of an investment fund), the term “Affiliate” shall include, without limitation, any other investment fund (or a Subsidiary of any such investment fund) managed by the same manager of such investment fund (or, if such Party is a Subsidiary of an investment fund, the same manager of the investment fund of which such Party is a Subsidiary).

“Anti-Bribery Laws” means (a) the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, (b) the PRC Criminal Law, the PRC Anti-Unfair Competition Law, the Interim Rules of the State Administration for Industry and Commerce on Prohibition of Commercial Bribery, and any other PRC law, rule, regulation, judicial interpretation, or other legally binding measure that contains anti-bribery or corruption provisions or that otherwise relates to bribery or corruption, and (c) any other law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption.

“Applicable Law” or “Applicable Laws” means, with respect to any activities or matters conducted by or happen to any Person, any and all provisions of any law, regulation, code, rule, judgment, rule of common law, Order, decree, award, injunction, governmental approval, license, directive, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Government Entity, applicable to such Person or any of its assets or undertakings at the time when such activities are conducted or when such matters happen (as applicable).

“Appraiser” means any of Jones Lang LaSalle, CB Richard Ellis, Savills Property Services, DTZ Debenham Tie Leung or Colliers International, or such other internationally reputable appraiser agreed by the Shareholders in writing.

“Best Efforts” means, in relation to a Person, taking all steps that a prudent Person desirous of achieving a result would take in similar circumstances to achieve that result as expeditiously as possible.

“Big Four Accounting Firm” means any of (i) Ernst & Young, (ii) PricewaterhouseCoopers, (iii) Deloitte & Touche Tohmatsu and (iv) KPMG.

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any Indebtedness of members of the JV Co 1 Group for or in respect of (without double counting) moneys borrowed at banks or other financial institutions that bear interest (excluding, for the avoidance of doubt, any intercompany loan or balance owed by any member of the JV Co 1 Group to any other member of the JV Co 1 Group);

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“Business Day” means a day (other than a Saturday or Sunday) when banks in China, Hong Kong, the Cayman Islands, the British Virgin Islands, Singapore and New York are open for business.

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of any member of the JV Co 1 Group with a bank or financial institution and to which that member of the JV Co 1 Group is alone (or together with other members of the JV Co 1 Group) beneficially entitled and for so long as (a) that cash is repayable on demand or in any event within thirty (30) days after the relevant date of calculation; (b) repayment of that cash is not contingent on the prior discharge of any other Indebtedness of that member of the JV Co 1 Group or of any other person whatsoever or on the satisfaction of any other condition; and (c) there is no Encumbrance over that cash except for any Encumbrance created to secure repayment of any Borrowings of any member of the JV Co 1 Group or any Encumbrance constituted by a netting or set-off arrangement entered into by members of the JV Co 1 Group in the ordinary course of their banking arrangements.

“Cash Equivalent Investments” means investments that are short term investments (excluding equity investments) which are (a) readily convertible into cash without incurring any significant premium or penalty and (b) not subject to any Encumbrance except for any Encumbrance created to secure repayment of any Borrowings of any member of the JV Co 1 Group.

“Chairman” means the chairman of the board of JV Co 4 (or the relevant JV Co 4 Group Company, as applicable) from time to time.

“Control” (including the correlative meanings of the terms “Controlling”, “Controlled by” and “under common Control with”) means, with respect to any Person, direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or title to properties, by contract or otherwise.

“EBITDA” means, with respect to any JV Cos Group Company, the earnings before interest, income taxes, depreciation and amortization.  If the subject JV Cos Group Company is in operation for less than a full fiscal year, such EBITDA shall be annualized as if that JV Cos Group Company has been in operation for a full fiscal year.  For the avoidance of doubt, business taxes and value added taxes (if applicable) shall be deducted for the calculation of the EBITDA and any extraordinary, non-cash or non-recurring revenues shall be explicitly excluded from the EBITDA.  EBITDA shall be assumed to be zero if the calculated amount is less than zero.

“Encumbrance” means and includes, without limitation, any interest or equity of any person (including, without limitation to any right to acquire, option or right of pre-emption) or any mortgage, pledge, lien, option, charge, assignment, hypothecation, contractor’s lien, or other agreement or arrangement which has the same or a similar effect to the granting of security or a security interest over or in the relevant property.

“Existing Projects” shall have the meaning ascribed to it under the Original Investment Agreement.

“Force Majeure Event” means (a) any natural disaster such as typhoon, earthquake and seaquake, epidemic, fire, war, riot, strike, lockout (excluding any riot, strike or lockout initiated directly or indirectly by any Party), terrorism attack or expropriation or mandatory acquisition by any Government Entity, that (i) causes a material adverse impact on the conditions and operations of the JV Cos Group Companies (taken as a whole); AND (ii) directly causes a specific provision of this Agreement to be unable to be performed and such non-performance is not remedied in a timely manner, and/or (b) any change in laws, regulations, government policies or government orders (such policies and orders shall

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be issued by a Government Entity in written form and shall be publicly available) applicable to this Agreement that renders the fulfillment of any of the conditions or obligations hereunder illegal.

“Government Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, license, ruling, judgment, decree, exemption or order of, registration, certificate, declaration, filing, report, notice, right or privilege by, to, or with any Government Entity.

“Government Entity” means

(a)                                          the government of any jurisdiction (or any political or administrative subdivision thereof), whether provincial, state or local, and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including without limitation any entity directly or indirectly owned or controlled thereby;

(b)                                          any public international organization or supranational body (including without limitation the European Union) and its institutions, departments, agencies and instrumentalities; and

(c)                                           any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, tax or other governmental or quasi-governmental authority.

“Government Official” means any officer, employee or representative of a Government Entity (including without limitation, for purposes of this definition, any entity or enterprise owned or Controlled by a government), any Person acting in an official capacity for or on behalf of any such Government Entity, or any candidate for political office or an person acting on his or her behalf.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IA Investor Material Breach” shall have the meaning ascribed to the term “Investor Material Breach” under the Investment Agreement.

“IA Material Breach” shall have the meaning ascribed to the term “Material Breach” under the Investment Agreement.

“Indebtedness” means any indebtedness for or in respect of:-

(a)                                          moneys borrowed;

(b)                                          any amount raised by acceptance under any acceptance credit facility;

(c)                                           any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                          the amount of any liability in respect of any lease or hire purchase contract which would be treated as a finance or capital lease;

(e)                                           receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                             any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

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(g)                                          any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                          any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument, in each case, issued by a bank or financial institution; and

(i)                                             the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Indemnifiable Loss(es)” means, with respect to any Person, any action, cost, damage, disbursement, expense, Liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature as recognized by the Parties or HKIAC.  Notwithstanding anything to the contrary provided in the preceding sentence, “Indemnifiable Loss(es)” shall include, but shall not be limited to, (i) interest or other costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution or defense of claims and amounts paid in settlement, that have been imposed on or otherwise incurred or suffered by such Person; and (ii) any Taxes that have been payable by such Person by reason of the indemnification of any Indemnifiable Loss hereunder, other than Taxes that would have been payable notwithstanding the event giving rise to indemnification.

“Investor Material Breach” means the occurrence of any of the following at any time:-

(a)                                 a breach of any provision of Section 2 (JV Cos Restructuring), Section 4 (Representations and Warranties) by the Investor that is:-

(i)                                    not capable of remedy; or

(ii)                                 a second breach within eighteen (18) months of a previous breach (that is capable of remedy); or

(iii)                              capable of remedy but not remedied within the cure period (if any) as expressly provided under the relevant Transaction Document,

in the case of items (i) and (ii) above, such breach has a negative monetary impact of at least RMB5,000,000 on the business, prospects, operations, assets, Liabilities, results of operations or conditions (financial or otherwise) of the JV Co 4 Group Companies taken as a whole; or

(b)                                 a default under Section 1 (JV Co 4 Investment Commitment) of Exhibit 3.7 (JV Co 4 Related Provisions), Section 3.3 (Reserved Matters) of Exhibit 3.7 (JV Co 4 Related Provisions) or Section 4 (Transfer Restrictions) of Exhibit 3.7 (JV Co 4 Related Provisions) by the Investor, subject to the relevant cure period provided herein.

“IRC” means U.S. Internal Revenue Code of 1986 (as amended from time to time).

“JV Co 1 Group” means JV Co 1 and its direct and indirect Subsidiaries.

“JV Cos” means JV Co 1, JV Co 2, JV Co 3 and JV Co 4, collectively; and “JV Co” means any of them.

“JV Cos Group Companies” means, collectively, JV Co 1, JV Co 2, JV Co 3, JV Co 4 and their respective direct or indirect Subsidiaries (including any company that would become a Subsidiary upon completion of the Restructuring) and “JV Cos Group Company” means any one of them.

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“Key Management” means the chief executive officer, the chief financial officer, the chief operation officer, the general manager and the head of each department of JV Co 4 and other JV Co 4Group Companies.

“Liability” or “Liabilities” means, with respect to any Person, liabilities owed by such Person of any nature, whether accrued, absolute, contingent, fixed or otherwise, direct or indirect, actual or consequential, or whether known or unknown, and whether due or to become due or otherwise.

“LIBOR” means, in relation to any loan:

(a)                                          the applicable Screen Rate as of 10:00 a.m. on the day falling two (2) days before the drawdown date of that loan for US Dollars and for a period equal in length to the interest period of that loan and, if any such rate is below zero, LIBOR will be deemed to be zero; or

(b)                                          (if no Screen Rate is available), a rate to be separately agreed upon by the Shareholders.

“LTV Ratio” of JV Co 1 means the ratio (expressed as a percentage), as of the date of determination, of:

(a)                       the aggregate amount of all obligations of JV Co 1 Group for or in respect of Borrowings but deducting the aggregate amount of Cash and Cash Equivalent Investments held at such time by the JV Co 1 Group (the “Total Debt”); to

(b)                       the fair market value of the JV Co 1 Group determined according to the procedures set forth in Section 3.13(b) (Dissolution Exit) (assuming the principal of the entrustment loans extended to the Shareholders pursuant to this Agreement and the interest accrued thereon have been repaid in full), mutatis mutandis (the “FMV”); and for the avoidance of doubt, FMV shall refer to the enterprise value of the JV Co 1 Group.

provided that, (i) if, at the time of calculation of the LTV Ratio, JV Co 1 does not, in the aggregate, directly or indirectly, own 100% of the ownership interests in any Project, then solely for the purposes of calculating the LTV Ratio, the Total Debt with respect to such Project shall be decreased to an amount equal to the product of the then Total Debt with respect to such Project times JV Co 1’s ownership interest percentage in such Project, and the FMV with respect to such Project shall be decreased to an amount equal to the product of the then FMV with respect to such Project times JV Co 1’s ownership interest percentage in such Project; and (ii) the FMV shall be determined on an expedited basis so as to ensure that the distribution of Available Cash can take place within 15 Business Days after the Ad hoc Distribution Cut-off Date pursuant to Section 2.1(b) to the extent such distribution is applicable pursuant to Section 2.1(b).

“Material Breach” means the occurrence of any of the following at any time:-

(a)                                          A breach of any provision of Section 4 (Representations and Warranties), Section 2.3(a) (General Compliance) of Exhibit 3.7 (JV Co 4 Related Provisions), Section 2.3(d) (Additional Anti-Bribery Covenants) of Exhibit 3.7 (JV Co 4 Related Provisions) by Vianet that is:-

(i)                                              not capable of remedy; or

(ii)                                           a second breach within eighteen (18) months of a previous breach (that is capable of remedy); or

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(iii)                                        capable of remedy but not remedied within the cure period (if any) as expressly provided under the relevant Transaction Document, in the case of items (i) and (ii) above, such breach has a negative monetary impact of at least RMB5,000,000 on the business, prospects, operations, assets, Liabilities, results of operations or conditions (financial or otherwise) of the JV Co 4 Group Companies taken as a whole; or

(b)                                          a default under Section 2 (JV Cos Restructuring) (including without limitation the failure on the Part of Vianet to duly approve and/or execute the distribution of Available Cash in accordance with Section 2.1 (JV Co 1 Restructuring)), Section 1 (JV Co 4 Investment Commitment) of Exhibit 3.7 (JV Co 4 Related Provisions), Section 2.3(b) (FCPA) of Exhibit 3.7 (JV Co 4 Related Provisions), Section 2.3(e) (Audit Rights) of Exhibit 3.7 (JV Co 4 Related Provisions), Section 3.3 (Reserved Matters) of Exhibit 3.7 (JV Co 4 Related Provisions), Section 3.5 (Information and Inspection Rights of Investor) of Exhibit 3.7 (JV Co 4 Related Provisions), Section 4 (Transfer Restrictions) of Exhibit 3.7 (JV Co 4 Related Provisions), or Section 3(III) (JV Co 4 Exit) by VNET or Vianet (as applicable), subject to the relevant cure period provided herein; or

(c)                                           a Misconduct Event.

“Misconduct Event” means the occurrence of any of the following at any time:-

(a)                                          any of Vianet, the JV Co 4 Group Companies, their Affiliates, or any of their employees, directors or agents (excluding (x) the Investor Directors, and (y) any agent engaged by the Investor):-

(i)                                              having committed fraud, wilful misconduct or negligence; or

(ii)                                           having committed misappropriation, theft or conversion of, or with respect to, any funds, revenues, assets, proceeds or payments,

under any of the Transaction Documents, or otherwise in relation to any JV Co 4 Group Company, provided that, an event in respect of an employee, director or agent (for the avoidance of doubt, excluding the Investor Directors and any agent engaged by the Investor):-

(iii)                                        under paragraph (a)(i) above, the event or a series of related or similar events has a negative monetary impact of at least RMB1,000,000 (RMB5,000,000 for negligence) on the business, prospects, operations, assets, Liabilities, results of operations or conditions (financial or otherwise) of the JV Co 4 Group Companies taken as a whole; or

(iv)                                       under paragraph (a)(ii) above, the event has occurred twice where the first event has a negative monetary impact of at least RMB400,000 and the second event (whether or not it relates to the same employee, director or agent) has a monetary impact of RMB40,000, or where two events have occurred with an aggregate negative monetary impact of RMB440,000 or more on the business, prospects, operations, assets, Liabilities, results of operations or conditions (financial or otherwise) of the JV Co 4 Group Companies taken as a whole; or

(b)                                          Vianet has committed a crime, or is subject to any criminal detention for a period longer than forty (40) days or administrative detention for a period longer than thirty (30) days, and which

6

detention causes loss or damage (including any loss of reputation) to any of the JV Co 4 Group Companies.

“Net Cash” means 净现金 as calculated pursuant to Schedule 3 to Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap).

“Order” means any writ, judgment, decree, injunction, award or similar order of any Government Entity (in each case whether preliminary or final).

“Person” means any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“PRC” or “China” means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Project” means any data center project invested, acquired and developed by any JV Co or any other JV Cos Group Companies, and “Projects” means all of them.

“Project Company” shall have the meaning ascribed to it under the Original Investment Agreement.

“Related Party” means with respect to any specified Person, any Person (a) that is a “connected person” of such Person as defined in the U.S Securities Act of 1933 and the U.S. Securities Exchange Act of 1934, or (b) whose assets, or a portion thereof, are consolidated with its net earnings, or (c) over which it or any of the Persons described in (a) and (b) above exercises Control or significant influence through voting, position, ownership, contract or otherwise.

“Representatives” means, with respect to a Person, that Person’s senior managers, directors, accountants, counsel, investment bankers, financial advisors, agents and other representatives.

“RMB” means Renminbi, the lawful currency of the PRC.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for US Dollars and a period of six (6) months displayed on page LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.  If such page or service ceases to be available, the Shareholders may specify another page or service displaying the relevant rate.

“Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other Securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests; partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative Securities are issued by such Person).

“Shareholding Percentage” means, with respect to any given JV Co, the ratio of the number of the issued shares held by a Shareholder in such JV Co as at a certain date to the total number of the issued shares of such JV Co as at the same date.

“Subsidiary” means, with respect to any given Person, any other Person that is not a natural person and that is directly or indirectly Controlled by such given Person.

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“Tax” or “Taxes” means any national, provincial or local tax, assessment or duty on or in relation to any income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and employment, payroll, severance or withholding tax or any other type of tax, assessment or custom duty imposed by any Government Entity, any interest, tax penalties and other penalties (civil or criminal) related thereto or to the nonpayment thereof, and any loss or Tax Liability incurred in connection with the determination, settlement or litigation of any Liability arising therefrom.

“Transaction Documents” means this Agreement, the JV Co 4 Articles, constitutional documents of other JV Co 4 Group Companies, the JV Co 4 Master Service Agreements, the JV Co 4 Sub-Contracting Agreements and any material agreement, contract, deed or other documents in connection with this Agreement or the Transactions contemplated hereby.

“Transfer” means any direct or indirect transfer (including but not limited to transfer of holding companies), sale, assignment, pledge, hypothecation, encumbrance, gift or other disposition, whether voluntary or by operation of law, of all or any share or other securities of a company or entity.

“Treasury Regulations” means the U.S. federal income tax laws and regulations issued pursuant to IRC.

“US$” and “US Dollars” means the lawful currency of the United States of America.

“US GAAP” means the generally accepted accounting principles in the United States of America from time to time.

2.                            The following terms are defined in the following sections of this Agreement:-

Term	Section
“Ad hoc Distribution Cut-off Date”	Section 2.1(b)
“Agreement”	Preamble
“Annual Business Plan and Budget”	Exhibit 3.7
“Annual Distribution Cut-off Date”	Section 2.1(b)(iv)
“Available Cash”	Section 2.1(c)(i)
“Capital Call”	Exhibit 3.7
“Capital Call Event”	Exhibit 3.7
“Capital Call Notice”	Exhibit 3.7
“Cash Compensation”	Section 2.2(a)(iii)(2)
“Closing”	Exhibit 3.7
“Closing Date”	Exhibit 3.7
“Confidential Information”	Section 5.2(a)
“Conflicted Shareholder”	Exhibit 3.7
“Disclosing Party”	Section 5.2(a)
“Dispute”	Section 8.4(a)
“Dissolution Exit”	Section 3.13(b)
“Dissolution Exit Option”	Section 3.13(a)
“Dissolution Notice”	Section 3.13(a)
“Distribution Cut-off Date”	Section 2.1(b)
“Distribution SPA”	Section 2.2(a)(ii)

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Term	Section
“Employment Contract”	Exhibit 3.7
“Estimated Cash Compensation”	Section 2.2(a)(iv)(A)
“Estimated JV Co 2/3 Net Cash”	Section 2.2(a)(iv)(A)
“Estimated Project Cost”	Section 2.2(a)(iv)(A)
“Exit Put/Call Exercise Period”	Section 2.1(e)
“First Distribution Cut-off Date”	Section 2.1(b)(iii)
“First Re-scheduled Meeting”	Exhibit 3.7
“Funding Shareholder”	Exhibit 3.7
“HKIAC”	Section 8.4(a)
“HK SPVs”	Section 2.2(a)(ii)
“Incorporation Costs”	Section 3.5(b)
“Investment Agreement”	Recitals
“Investor”	Preamble
“Investor Directors”	Exhibit 3.7
“JV Co 1”	Recitals
“JV Co 1 Restructuring Action”	Section 2.1(b)
“JV Co 2”	Recitals
“JV Co 2 Distribution Equation”	Section 2.2(a)(iii)
“JV Co 2/3 Net Cash”	Section 2.2(a)(iii)(1)
“JV Co 3”	Recitals
“JV Co 4”	Section 3.1(a)
“JV Co 4 Articles”	Section 3.2
“JV Co 4 Board”	Exhibit 3.7
“JV Co 4 Closing”	Section 3.1(b)
“JV Co 4 Establishment Date”	Section 3.1(c)
“JV Co 4 Establishment Transactions”	Section 3.1(b)
“JV Co 4 Group”	Exhibit 3.7
“JV Co 4 Group Company(ies)”	Exhibit 3.7
“JV Co 4 Master Service Agreement”	Section 3.9
“JV Co 4 Sub-Contracting Agreement”	Section 3.10
“Less Favored Shareholder”	Section 2.2(a)(iii)
“More Favored Shareholder”	Section 2.2(a)(iii)
“Non-funding Shareholder”	Exhibit 3.7
“Non-Transferring Shareholder”	Exhibit 3.7
“Notice of Escalation of Dispute”	Section 8.4(a)
“Original Investment Agreement”	Recitals
“Part(ies)”	Preamble
“Permitted Transfer”	Exhibit 3.7
“PFIC”	Section 5.3

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Term	Section
“Project Cost”	Section 2.2(a)(iii)
“PropCo 2”	Section 3.1(a)
“Receiving Party”	Section 5.2(a)
“Related Party Transaction”	Exhibit 3.7
“Requesting Shareholder”	Exhibit 3.7
“Reserved Matters”	Exhibit 3.7
“Restructuring Auditor”	Section 2.1(c)(ii)(A)
“ROFO Completion Period”	Exhibit 3.7
“ROFO Negotiation Period”	Exhibit 3.7
“Rules”	Section 8.4(a)
“Sale Notice”	Exhibit 3.7
“SEC”	Section 5.2(a)
“Second Re-scheduled Meeting”	Exhibit 3.7
“Shareholder(s)”	Preamble
“Shareholder’s Commitment Cap”	Exhibit 3.7
“Shareholder’s Subscription Price”	Exhibit 3.7
“Subject Shares”	Exhibit 3.7
“Tag-Along Notice”	Exhibit 3.7
“Total JV Co 4 Commitments”	Exhibit 3.7
“Trade Sale”	Section 3.12
“Transaction”	Recitals
“Transferring Shareholder”	Exhibit 3.7
“Vianet”	Preamble
“Vianet Call Notice”	Section 2.1(e)(ii)
“Vianet Call Option”	Section 2.1(e)(ii)
“Vianet Call Price”	Section 2.1(e)(ii)
“Vianet Call Shares”	Section 2.1(e)(ii)
“Vianet Commitment Cap”	Exhibit 3.7
“Vianet Directors”	Exhibit 3.7
“Vianet Offered Rental”	Section 3.8(a)
“Vianet Project Distribution Amount”	Section 2.2(a)(iii)
“Vianet Subscription Price”	Exhibit 3.7
“Vianet Subscription Shares”	Exhibit 3.7
“VNET”	Preamble
“WP”	Preamble
“WP Commitment Cap”	Exhibit 3.7
“WP Project Distribution Amount”	Section 2.2(a)(iii)
“WP Put Notice”	Section 2.1(e)(i)
“WP Put Option”	Section 2.1(e)(i)

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Term	Section
“WP Put Price”	Section 2.1(e)(i)
“WP Put Shares”	Section 2.1(e)(i)
“WP Subscription Price”	Exhibit 3.7
“WP Subscription Shares”	Exhibit 3.7

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Exhibit 2.2(a)(ii)

Form of JV Co 2 Distribution SPA

1

Exhibit 2.2(a)(vi)

JV Co 2 Asset Distribution Roadmap

1

Exhibit 3.7

JV Co 4 Related Provisions

1.                                               JV CO 4 INVESTMENT COMMITMENT

1.1                                        Total Equity Commitment.  Unless otherwise provided herein or agreed by the Shareholders, the total capital commitment made by each Shareholder in JV Co 4 shall be capped at the aggregate amount of the Available Cash distributed by JV Co 1 to such Shareholder pursuant to Section 2.1 (JV Co 1 Restructuring) of the Agreement (for the avoidance of doubt, the Available Cash set off against the payables due from Vianet (or its Affiliates) shall nevertheless be deemed as having been distributed to Vianet) (the “Vianet Commitment Cap” or the “WP Commitment Cap”, as applicable; the Vianet Commitment Cap together with the WP Investor Commitment Cap, the “Total JV Co 4 Commitments” and individually, the “Shareholder’s Commitment Cap”).  Immediately upon each Closing (as defined below), unless otherwise provided herein or agreed by the Shareholders in writing, the Shareholding Percentages of Vianet and WP in JV Co 4 shall be 51% and 49% respectively.

1.2                                        Capital Call.  Upon occurrence of any Capital Call Event (as defined below), the JV Co 4 Board may serve a written notice (the “Capital Call Notice”) simultaneously to each Shareholder in form and substance as set forth in Appendix 1.2 (Form of Capital Call Notice) to require the Shareholders to contribute capital to JV Co 4 (each, a “Capital Call”); provided that:

(a)                                          the Capital Call Notice shall state the exact amount of capital called from each Shareholder; provided that the aggregate amount of capital that JV Co 4 may call from each Shareholder shall not exceed the relevant Shareholder’s Commitment Cap unless otherwise agreed by both Shareholders in writing;

(b)                                          the Capital Call Notice shall also state the exact amount of subscription price that each Shareholder shall pay to JV Co 4 as at the relevant Closing, the corresponding number of the subscription shares that JV Co 4 shall authorize, allot and issue to such Shareholder as at the relevant Closing and the specific date to complete such Closing by each Shareholder; and the per share subscription price payable for any subscription shares provided in the respective Capital Call Notice by each Shareholder shall be the same;

(c)                                           unless otherwise agreed by the Shareholders, the relative proportion of the amount of subscription price payable by Vianet and WP for each Closing shall be 51:49; and

(d)                                          the designated date to complete the Closing provided in each Capital Call Notice shall be at least ten (10) Business Days after the date of such Capital Call Notice (or such other earlier date when the relevant amount payable under the Capital Call Event become due) but no later than one (1) month after the date of such Capital Call Notice.

The Shareholders shall simultaneously complete the applicable Closing on the designated date specified in the relevant Capital Call Notice pursuant to Section 1.3 (JV Co 4 Closing) of this Exhibit 3.7 (JV Co 4 Related Provisions).

“Capital Call Event” means any of the following events:

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(a)                                      there occurs any amount payable by JV Co 4 and/or any of its Subsidiaries for acquiring new Project as approved by the Shareholders; and

(b)                                      any other events as mutually agreed in writing by the Shareholders.

1.3                                        JV Co 4 Closing.

(a)                                          Issuance and Subscription of Shares.

(i)                                              At each Closing Date (as defined below), against Vianet’s full fulfilment of its obligations under Section 1.3(b)(ii)(B) of this Exhibit 3.7 (JV Co 4 Related Provisions), JV Co 4 shall authorize, allot and issue to Vianet, and Vianet shall subscribe for such number of fully paid shares of JV Co 4 provided in the corresponding Capital Call Notice (each, the “Vianet Subscription Shares”), for such total subscription price provided in the corresponding Capital Call Notice (each, the “Vianet Subscription Price”).

(ii)                                           At each Closing Date (as defined below), against WP’s full fulfilment of its obligations under Section 1.3(b)(ii)(A) of this Exhibit 3.7 (JV Co 4 Related Provisions), JV Co 4 shall authorize, allot and issue to WP, and WP shall subscribe for such number of fully paid shares of JV Co 4 provided in the corresponding Capital Call Notice (each, the “WP Subscription Shares”), for such total subscription price provided in the corresponding Capital Call Notice (each, the “WP Subscription Price”, together with the Vianet Subscription Price, each a “Shareholder’s Subscription Price”).

(b)                                          Closing.

(i)                                              Each closing of the issuance and subscription of the relevant WP Subscription Shares and the relevant Vianet Subscription Shares (each, the “Closing”) shall take place concurrently, remotely via the exchange of documents and signatures on the designated date to complete such Closing provided in corresponding Capital Call Notice to each Shareholder (the date on which each Closing occurs shall be each referred to as the “Closing Date”).

(ii)                                           On each Closing Date, (A) WP shall pay the US Dollar amount equivalent to the corresponding WP Subscription Price and (B) Vianet shall pay the US Dollar amount equivalent to the corresponding Vianet Subscription Price in immediately available funds in full to the designated bank account of JV Co 4 pursuant to the relevant Capital Call Notice.

(iii)                                        On each Closing Date, JV Co 4 shall deliver to WP and Vianet, respectively, against the full payment of (to the extent applicable) the relevant subscription price by the relevant Shareholder at the relevant Closing Date pursuant to item (ii) above:

(A)                              the original of the share certificates for the corresponding WP Subscription Shares and the corresponding Vianet Subscription Shares, respectively; and

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(B)                              a photocopy of the duly updated Register of Members of JV Co 4, evidencing WP as the holder of the corresponding WP Subscription Shares and Vianet as the holder of the corresponding Vianet Subscription Shares, certified as a true copy by a director or the registered office provider of JV Co 4.

1.4                                        Failure to Fund.

(a)                                          Failure to Fund.  If any Shareholder (the “Non-funding Shareholder”) fails to pay all or part of its own Shareholder’s Subscription Price to JV Co 4 when due as described in Section 1.3 (JV Co 4 Closing) of this Exhibit 3.7 (JV Co 4 Related Provisions), then: (i) such Non-funding Shareholder shall have a period of thirty (30) days or any extension thereof mutually agreed upon by the Shareholders to cure its breach; and (ii) if such breach is not cured within the foregoing thirty (30)-day period, such Non-funding Shareholder shall pay to the JV Co 4 a late payment interest on the overdue amount at a daily interest rate of 0.05% and, at the election of any of the other Shareholder (the “Funding Shareholder”), Section 1.4(b) (Funding Shareholder’s Option) of this Exhibit 3.7 (JV Co 4 Related Provisions) shall apply.

(b)                                          Funding Shareholder’s Option. The Funding Shareholder may choose, in its sole discretion, to fund part of or the entire amount of the Non-funding Shareholder’s remaining Shareholder’s Subscription Price to JV Co 4 in lieu of the Non-funding Shareholder; provided, however, that:-

(i)                                              the Funding Shareholder shall have duly paid its own Shareholder’s Subscription Price to JV Co 4; and

(ii)                                           any other remedies or rights available to the Funding Shareholder under this Agreement or other Transaction Documents shall not be limited or prejudiced in any respect.

For the avoidance of doubt, after the Funding Shareholder actually pays the additional amount, (x) the Non-funding Shareholder may not cure its non-funding breach by providing additional funding; and (y) the late payment interest provided in Section 1.4(a) (Failure to Fund) of this Exhibit 3.7 (JV Co 4 Related Provisions) shall cease to accrue.

(c)                                           Dilution.  The Non-funding Shareholder’s Shareholding Percentage in JV Co 4 shall be diluted accordingly.

2.                                               ADDITIONAL COVENANTS

2.1                                        Further Assurances.  The Parties shall act in good faith to take any and all actions necessary or advisable to consummate the Transactions contemplated hereby, including without limitation, to (a) procure that each of the JV Co 4 Group Companies and their respective directors, officers and employees shall fulfill their respective obligations under this Agreement and other Transaction Documents; and (b) provide all reasonably necessary and advisable assistance to the JV Co 4 Group Companies and WP in obtaining all applicable Government Approvals, and complete the Transactions.

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2.2                                        Disclosure of Related Party Transactions.  Without prejudice to Section 3.3 (Reserved Matters) of this Exhibit 3.7 (JV Co 4 Related Provisions), each Shareholder (the “Conflicted Shareholder”) hereby covenants to the other Shareholder that any and all transactions (each, a “Related Party Transaction”) between JV Co 4, on one hand, and the Conflicted Shareholder or its Affiliates or a Related Party, on the other hand, from and after the date hereof will be on an “arms-length” basis, in compliance with Applicable Laws and listing rules and shall be disclosed to the other Shareholder in writing at the end of each calendar quarter.  The Shareholders acknowledge and agree that in relation to any dispute arising from and/or in connection with any Related Party Transaction, the Conflicted Shareholder shall, and shall procure its nominee directors at any JV Co 4 Group Company to, abstain from voting on any matter relating to such dispute (including in respect of the enforcement by any JV Co 4 Group Company of any of its rights, the defense by any JV Co 4 Group Company of any claims against it, and the settlement of any rights or claims).

2.3                                        Compliance.

(a)                                          General Compliance.  The Shareholders shall ensure that all activities with respect to JV Co 4 and their respective direct or indirect Subsidiaries (including any company that would become a Subsidiary upon completion of the Transaction) (the “JV Co 4 Group Companies” or the “JV Co 4 Group”, and “JV Co 4 Group Company” means any one of them) and the Projects of JV Co 4 shall be conducted in compliance with respective Applicable Law (including without limitation, the Applicable Laws governing acquisition of land use rights, bidding, auction and listing, and anti-corruption and bribery etc.).

(b)                                          FCPA.  Without limiting the generality of Section 2.3(a) (General Compliance) of this Exhibit 3.7 (JV Co 4 Related Provisions), Vianet shall ensure that none of Vianet/Vianet’s Affiliates (when acting on behalf of the JV Co 4 Group Companies), the Investor shall ensure that none of the Investor/the Investor’s Affiliates (when acting on behalf of the JV Co 4 Group Companies), and the Shareholders shall ensure that none of the JV Co 4 Group Companies, the JV Co 4 Group Companies’ Affiliates and the JV Co 4 Group Companies directors, officers, agents, employees, Representatives and any other Person associated with or acting on behalf of any of the foregoing (for the purpose of this Section 2.3 (Compliance) of this Exhibit 3.7 (JV Co 4 Related Provisions), any reference to an Affiliate of the Investor shall not include any Affiliate of the Investor that is an investment portfolio entity invested by the Investor or any of its Affiliates):-

(i)                                              makes, gives, offers, promises, or authorizes any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, either (A) to or for the use or benefit of any Government Official, political party or official thereof, any candidate for political office or another person at the request or with the assent or acquiescence of any of the foregoing or (B) knowing or being aware of a high probability that all or a portion of such financial or other advantage (including any payment, loan, gift or transfer of anything of value) would be offered, given or promised, directly or indirectly, to or for the use or benefit of any Government Official, political party, official thereof, candidate for political office, or another person at the request or with the assent or acquiescence of any of the foregoing, for the purpose of:-

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(A)                                        (x) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity; (y) inducing such Government Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official or candidate; or (z) securing any improper advantage; or

(B)                                        inducing such Government Official, political party, party official, or candidate to use his or its influence with any Government Entity to affect or influence any act or decision of such Government Entity in order to assist any of the JV Co 4 Group Companies and the Shareholders in obtaining, retaining or soliciting business; or

(ii)                                           engage in any other conduct which would violate the Anti-Bribery Laws.

(c)                                           Licenses and Permits.  Except as otherwise provided in this Agreement, Vianet shall be responsible for obtaining all and any applicable license, permit and regulatory approval as required for JV Co 4 and other JV Co 4 Group Companies to operate their respective businesses on a standalone basis, including without limitation, serving third party wholesale data center customers.  If such license, permit and regulatory approval cannot be obtained for reasons including but not limited to foreign ownership threshold under applicable laws, Vianet shall (and shall cause its Affiliates to) make alternative arrangements satisfactory to the Shareholders to achieve the same commercial outcome.  The Investor shall provide commercially reasonable assistance.  The Shareholders shall discuss in good faith as to the sharing of any direct cost associated with such alternative arrangements.

(d)                                          Additional Anti-Bribery Covenants.  The Shareholders shall procure that each JV Co 4 Group Company shall:-

(i)                                              on or before 30 days after the establishment of JV Co 4 and other JV Co 4 Group Companies, adopt, maintain, update and enforce adequate policies and procedures designed to achieve compliance with Anti-Bribery Laws by the JV Co 4 and other JV Co 4 Group Companies and their Representatives, and these policies and procedures shall: (A) fulfil all requirements imposed by the Anti-Bribery Laws and other Applicable Laws; (B) be in line with customary international best practices applicable to a similarly-situated company (taking into account laws and regulations applicable to companies in which the Investor has made an investment of this size and nature); and (C) be substantially similar to the Investor’s anti-bribery policies or as otherwise agreed to between the Shareholders;

(ii)                                           adopt such further policies and procedures as shall be reasonably required by the JV Co 4 Group Company and its direct or indirect Subsidiaries to fulfil its and their own legal and regulatory compliance obligations;

(iii)                                        maintain books, records and accounts that, in reasonable detail, accurately and fairly reflect all of its transactions and dispositions of its assets, and

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shall maintain a system of internal accounting controls sufficient to provide reasonable assurances that its transactions are executed, its funds are expended, and access to its assets is permitted, only in accordance with its management’s authorization;

(iv)                                       provide anti-bribery trainings at least annually to its directors, officers, agents, employees, Representatives and any other Person associated with or acting on behalf of the JV Co 4 Group Companies, including but not limited to those who deal with relationships with government agencies or state-owned enterprises; and

(v)                                          adopt and maintain policies and procedures to ensure the prompt reporting of violations of law or fraud within the JV Co 4 Group Company and immediately report to the Shareholders such information.

(e)                                           Audit Rights.  Without limiting the generality of Section 3.5 (Information and Inspection Rights of Investor) of this Exhibit 3.7 (JV Co 4 Related Provisions) and in case in relation to the matters set out in Section 2.3(a) (General Compliance), Section 2.3(b) (FCPA) and Section 2.3(d) (Additional Anti-Bribery Covenants) of this Exhibit 3.7 (JV Co 4 Related Provisions), the Shareholders shall procure that each JV Co 4 Group Company shall immediately answer in reasonable detail any written or oral inquiry by any of the Shareholders (the “Requesting Shareholder”), and to facilitate the interview of staff employed by the JV Co 4 Group Company at any reasonable time specified by the Requesting Shareholder.  The Shareholders shall procure that the Requesting Shareholder, and any independent accountants appointed by any of the Shareholders, shall have the right to review and audit the JV Co 4 Group Companies’ books, records, accounts and internal accounting controls, and that the JV Co 4 Group Companies shall provide to the Requesting Shareholder such analysis and reports with respect thereof as the Requesting Shareholder may direct.  The Shareholders shall make all reasonable efforts to cooperate with the Requesting Shareholder’s any such review, audit, analysis and report.

2.4                                        Branding.  Subject to applicable laws and listing rules and such terms and conditions as mutually agreed upon by the Parties, VNET and Vianet will allow, and cause their respective Affiliates to allow, the JV Co 4 Group Companies to use the intellectual property right (including without limitation, any brands, business names, logos, trademarks and copyrights) of VNET, Vianet and their respective Affiliates.  Notwithstanding the foregoing, the Shareholders hereby agree and acknowledge that the JV Co 4 Group Companies shall develop and build their own intellectual property rights (including without limitation, any brands, business names, logos, trademarks and copyrights) which are distinct from those of VNET, Vianet and their respective Affiliates.

2.5                                        Financing.  The Shareholders shall use commercially reasonable efforts to use leverage on JV Co 4 and its Subsidiaries in order to maximize the economic returns of the Shareholders.

3.                                               CORPORATE GOVERNANCE

3.1                                        Board and Officers.  The Shareholders hereby agree that:-

(a)                                          Directors and Supervisors.

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(i)                                              The board of each of JV Co 4 (the “JV Co 4 Board”) and its Subsidiaries shall consist of five (5) directors, three (3) of which shall be appointed, removed or replaced (with or without cause) by Vianet (the “Vianet Directors”) and the other two (2) of which shall be appointed, removed or replaced (with or without cause) by the Investor (the “Investor Directors”).  A director appointed by Vianet shall be appointed as the Chairman of the board of JV Co 4 and its Subsidiaries, who shall not have any casting vote.

(ii)                                           Notwithstanding the foregoing, if any Shareholder’s Shareholding Percentage in JV Co 4 is diluted pursuant to the provisions of this Agreement or other Transaction Documents, such Shareholder’s corporate governance rights with respect to JV Co 4 and its Subsidiaries shall be adjusted according to the resultant dilution such that the number of directors that it can appoint to the board of JV Co 4 and its Subsidiaries will remain directly proportional to its Shareholding Percentage in JV Co 4.  For the avoidance of doubt, if either Shareholder holds more than 60% of the then issued shares in JV Co 4, the board of JV Co 4 shall be enlarged to consist of six (6) directors, four (4) of which shall be appointed, removed or replaced by such Shareholder and the other two (2) of which shall be appointed, removed or replaced by the other Shareholder.

(iii)                                        Each onshore Subsidiary of JV Co 4 shall have two (2) supervisors, one (1) of which shall be appointed, removed or replaced (with or without cause) by Vianet; and the other one (1) of which shall be appointed, removed or replaced (with or without cause) by the Investor.  To the extent permitted by Applicable Law, the general manager of an onshore Subsidiary of JV Co 4 shall act as the legal representative of such onshore Subsidiary of JV Co 4.

(b)                                          Senior Executives.  Either Shareholder may recommend suitable candidate for appointment as any of the senior executives of each of JV Co 4 and its Subsidiaries (including without limitation the roles of chief executive officer, chief financial officer and general manager of each JV Co 4 Group Company), subject to the approval of the board of directors of the relevant JV Co 4 Group Company.  Notwithstanding the foregoing, (i) Vianet shall be entitled to nominate the general manager of each JV Co 4 Group Company, who shall be subject to the approval of the board of directors of JV Co 4; and (ii) the Investor shall be entitled to nominate the chief financial officer of JV Co 4 Group Company, who shall be subject to the approval of the board of directors of JV Co 4 and shall (A) have authority over any and all bank accounts of JV Co 4 Group Companies, (B) have any other rights to ensure that the Investor or the Investor Directors may exercise their respective rights in respect of the Reserved Matters, and (C) have responsibility for compliance, including but not limited to anti-corruption compliance, and authority to report directly to the board, including but not limited to making reports on anti-corruption compliance to the board on at least an annual basis; and (iii) each Shareholder may request to dismiss the legal representative or other Key Management of any JV Co 4 Group Company if such legal representative or Key Management commits any Misconduct Event and the Shareholders shall take any and all actions to effectuate any dismissal requested by the requesting Shareholder.  The replacement for the dismissed legal representative or other Key Management of the applicable JV Co 4

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Group Company shall be nominated and approved following the normal procedures for the nomination and approval of such position as provided in this Section 3.1(b) (Senior Executives) of this Exhibit 3.7 (JV Co 4 Related Provisions).

(c)                                           Appointment.  The Shareholders shall, and shall procure each JV Co 4 Group Company to, take any and all necessary actions to duly appoint the director(s) respectively selected by the Shareholders to the board of the relevant JV Co 4 Group Company pursuant to this Section 3 (Corporate Governance) of this Exhibit 3.7 (JV Co 4 Related Provisions), including adoption of the relevant shareholder or board resolutions and obtaining all necessary Governmental Approvals.

3.2                                        Board Meetings and Rights of Shareholders.

(a)                                          Board Meetings.  A board meeting of each JV Co 4 Group Company may be called by the Chairman of the board of the applicable JV Co 4 Group Company or any of the Investor Directors with a prior written notice to all the other directors of the applicable JV Co 4 Group Company specifying the date, time, venue and agenda for such board meeting.  Such notice must be sent at least seven (7) days prior to the proposed board meeting or such shorter notice period as mutually agreed upon by all directors of JV Co 4.  Except otherwise provided herein and subject to Section 3.3 (Reserved Matters) of this Exhibit 3.7 (JV Co 4 Related Provisions), resolutions of the board of each JV Co 4 Group Company shall be passed by a simple majority at a duly convened meeting.

(b)                                          Quorum.  The quorum of a board meeting of each JV Co 4 Group Company shall be four (4) directors present in person or by proxy.

The Shareholders shall use their respective commercially reasonable efforts to ensure that the director(s) respectively appointed by them attend the board meetings.  If a quorum is not present within an hour from the time specified for a board meeting, such board meeting shall be re-scheduled and a notice specifying the date, time and venue of a re-scheduled board meeting (the “First Re-scheduled Meeting”) must be sent to all the directors of the applicable JV Co 4 Group Company at least seven (7) days prior to the proposed First Re-scheduled Meeting or such shorter notice period as mutually agreed upon by all of the directors.

If at the First Re-scheduled Meeting after all the meeting notices have been duly served, a quorum is still not present within an hour from the specified time of the First Re-scheduled Meeting, the First Re-scheduled Meeting shall be further re-scheduled and another notice specifying the date, time and venue of a further re-scheduled board meeting (the “Second Re-scheduled Meeting”) must be sent to all the directors of the applicable JV Co 4 Group Company at least seven (7) days prior to the proposed Second Re-scheduled Meeting or such shorter notice period as mutually agreed upon by all of the directors.

If at the Second Re-scheduled Meeting after all the meeting notices have been duly served, a quorum is still not present within an hour from the specified time of the Second Re-scheduled Meeting, those directors present shall be deemed a quorum and may transact the business for which the original board meeting was originally convened.

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For the avoidance of doubt, the foregoing board meeting, the First Re-scheduled Meeting and the Second Re-scheduled Meeting shall be the same board meeting with the same meeting topics and agenda.  A board meeting with a different topic or agenda shall be deemed as a separate board meeting and the foregoing provisions shall apply separately.

(c)                                           Frequency.  Subject to Section 3.2(a) (Board Meetings) of this Exhibit 3.7 (JV Co 4 Related Provisions), the board of each JV Co 4 Group Company shall meet not less than quarterly.

(d)                                          Written Resolutions.  Subject to Applicable Laws, anything which may be done by resolution of the directors of any JV Co 4 Group Company may, without a meeting and without any previous notice being required, be done by resolution in writing signed by (and thereby signifying their approval thereof) all such directors of the relevant JV Co 4 Group Company whose affirmative vote is necessary for passing a resolution at a duly convened meeting (counting all directors of the relevant JV Co 4 Group Company as present).

(e)                                           Chairman.  The Chairman shall act as the chairman at all meetings of the board of the applicable JV Co 4 Group Company at which the Chairman is present.  In the absence of the Chairman, any other director designated by the Chairman shall be entitled to act as the chairman in his place at the meeting.  If the Chairman fails to make such designation, a chairman shall be appointed or elected by a simple majority of the directors of the applicable JV Co 4 Group Company present at the meeting.

(f)                                            Participation.  The directors of each JV Co 4 Group Company may participate in any meeting of the board of the applicable JV Co 4 Group Company by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.  Any Investor Director may require an interpreter to be present at a board meeting at the cost of the relevant JV Co 4 Group Company.

(g)                                           Annual Business Plan and Budgets.  On or before 15 November of a given year, the JV Co 4 Board shall prepare an annual business plan and budget for JV Co 4 and its Subsidiaries for the succeeding year on the basis of the principles set out in Schedule C (each an “Annual Business Plan and Budget”), which shall include without limitation, the consolidated operating budget, budget of capital expenditures, and strategic plan for the JV Co 4 Group Companies for the succeeding fiscal year.  The Annual Business Plan and Budget shall be drafted and discussed by all members of the JV Co 4 Board, and all comments from all such members shall be reflected therein.  The Annual Business Plan and Budget drafted by the JV Co 4 Board shall be subject to review and approval by the shareholders meeting of JV Co 4, which approval shall be granted on or before 15 December of that given year when the applicable Annual Business Plan and Budget is presented to the shareholders meeting of JV Co 4 for review and approval.  The first Annual Business Plan and Budget shall be submitted to and approved by the shareholders meeting of JV Co 4 as soon as practical prior to the establishment of JV Co 4.

(h)                                          Rights of Shareholders.  The shareholders of each JV Co 4 Group Company shall have the right to receive notice of, attend, speak and vote at any meeting of the

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shareholders of the applicable JV Co 4 Group Company.  The shareholders of the applicable JV Co 4 Group Company shall be able to vote according to their then ownership interests in the applicable JV Co 4 Group Company, with its voting percentage equal to their then shareholding percentage (on a fully diluted basis) in the applicable JV Co 4 Group Company.  Except otherwise provided herein and subject to Section 3.3 (Reserved Matters) of this Exhibit 3.7 (JV Co 4 Related Provisions) and Applicable Laws, resolutions of the shareholders meeting of JV Co 4 shall be passed by a simple majority at a duly convened shareholders meeting.

3.3                                        Reserved Matters.  Without any prejudice to the Investor’s rights and interests hereunder, the Shareholders shall procure that no JV Co 4 Group Company shall, without the prior written consent of both the Shareholders (or if permitted under Applicable Laws, the unanimous approval of all directors of the board of a JV Co 4 Group Company expressly in respect of a specific Reserved Matter), take any of the actions set forth in Appendix 3.3 (the “Reserved Matters”), provided that, where the approval of one of the Shareholders has not been obtained, then at a meeting at which such matter is considered, such Shareholder shall, in such vote, have such number of votes as equal to the Shareholder who voted in favor of the resolution plus one (as applicable).

3.4                                        Key Management.  The Shareholders shall: (i) procure that the chief executive officer (or general manager, as applicable) and the chief financial officer of each JV Co 4 Group Company enter into employment contracts with the applicable JV Co 4 Group Company in form and substance as unanimously approved by the JV Co 4 Board (each an “Employment Contract”); and (y) procure the department heads of each JV Co 4 Group Company (if any) enter into employment contracts with the applicable JV Co 4 Group Company, which employment contracts may vary, in form and substance, from the Employment Contract (including without limitation, in terms of non-solicitation and non-competition clauses); provided, however, that such variation shall be subject to unanimous approval by the of JV Co 4 Board.  The Shareholders shall cause each member of Key Management shall:-

(a)                                          be an employee of a JV Co 4 Group Company;

(b)                                          not work, whether formally or informally, for any other Person that is not a JV Co 4 Group Company; and

(c)                                           comply with the terms of his or her Employment Contract with the applicable JV Co 4 Group Company and the Applicable Laws.

3.5                                        Information and Inspection Rights of Investor.  Subject to compliance with Applicable Laws and listing rules, the Investor shall be entitled to the information and inspection rights set forth in Appendix 3.5 (Investor’s Information and Inspection Rights).

4.                                               TRANSFER RESTRICTIONS

4.1                                        Restrictions on Transfer. Unless otherwise provided under this Agreement or other Transaction Documents, none of the Shareholders may Transfer its shares in JV Co 4 without the prior

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written consent of the other Shareholder until the expiration of five (5) years following the establishment of JV Co 4.

4.2                                        Permitted Transfers.  The restrictions on Transfer set forth in this Section 4 (Transfer Restrictions) of this Exhibit 3.7 (JV Co 4 Related Provisions) shall not apply to the following Transfers (each such Transfer, a “Permitted Transfer”):-

(a)                                          Any Transfers by any Shareholder to one or more of its Affiliates; provided that (i) the Transfer otherwise complies with Section 4.6 (Deed of Adherence) of this Exhibit 3.7 (JV Co 4 Related Provisions) where applicable; (ii) in the event such transferee would no longer qualify as an Affiliate of such Shareholder, such transferee shall immediately Transfer the shares in JV Co 4 to such Shareholder or to an Affiliate of such Shareholder; and (iii) in the event of any such Transfer in accordance with this Section 4.2 (Permitted Transfers) of this Exhibit 3.7 (JV Co 4 Related Provisions), such Shareholder shall provide prompt notice of such Transfer to the other Shareholders and JV Co 4;

(b)                                          Any Transfer of any share, equity or other interest in any direct or indirect shareholder or investor of WP; or

(c)                                           Any Transfers by the relevant Shareholder(s) pursuant to Section 3(III) (JV Co 4 Exit) of the Agreement (unless otherwise provided under Section 3(III) (JV Co 4 Exit)).

4.3                                        Right of First Offer.  Subject to Section 4.2 (Permitted Transfers) of this Exhibit 3.7 (JV Co 4 Related Provisions) and Section 3(III) (JV Co 4 Exit) of the Agreement:-

(a)                                          Sale Notice.  If a Shareholder (the “Transferring Shareholder”) intends to Transfer all or any portion of the shares owned by such Transferring Shareholder (such Shares to be Transferred, the “Subject Shares”) in JV Co 4, the Transferring Shareholder shall give a written notice (the “Sale Notice”) to the other Shareholder (the “Non-Transferring Shareholder”) offering to sell all (but not less than all) of the Subject Shares to the Non-Transferring Shareholder, which notice shall set forth the price on which the Transferring Shareholder is willing to sell the Subject Shares (and, if the Transferring Shareholder has received any proposal from a potential transferee for the Transfer of the Subject Shares, the terms and conditions of such proposal and the identity of such potential transferee).  For a period of forty-five (45) days following the Non-Transferring Shareholder’s receipt of such notice (the “ROFO Negotiation Period”), the Transferring Shareholder and the Non-Transferring Shareholder shall negotiate in good faith with each other the terms and conditions upon which such Non-Transferring Shareholder may acquire all (but not less than all) of the Subject Shares from the Transferring Shareholder.  During the ROFO Negotiation Period, the Transferring Shareholder may not engage in any negotiation or discussion with any potential transferee with respect to the Subject Shares other than the Non-Transferring Shareholder.

(b)                                          Completion Period.  In the event the Transferring Shareholder and the Non-Transferring Shareholder reach an agreement with respect to all of the Subject Shares within the ROFO Negotiation Period, (i) within twenty-one (21) days after the date of the foregoing agreement, the foregoing Non-Transferring Shareholder shall pay to the Transferring Shareholder a non-refundable deposit in an amount of 10% of the transfer price set forth in the Sale Notice; and (ii) the relevant Shareholders shall

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enter into a share transfer agreement and an instrument of transfer and complete the Transfer of all of the Subject Shares within Forty-five (45) days of entry into such agreement (subject to extensions of up to 120 days as required to obtain requisite regulatory approvals) (the “ROFO Completion Period”).

(c)                                           Sale at Liberty.  In the event (i) no agreement in writing with respect to all of the Subject Shares is reached between the Transferring Shareholder and the Non-Transferring Shareholder within the ROFO Negotiation Period, or (ii) such an agreement is reached but the Transfer contemplated thereunder fails to be completed within the ROFO Completion Period, then the Transferring Shareholder (unless the Transferring Shareholder causes the Transfer in this Section 4.3(c)(ii) of this Exhibit 3.7 (JV Co 4 Related Provisions) to fail to be completed) shall be entitled to engage in negotiations and discussions with any potential third party transferee, and to sell all (but not less than all) of the Subject Shares at a price not less than the price set forth in the Sale Notice within a period of 120 days (subject to extensions of up to 120 days as required to obtain requisite regulatory approvals) following the end of the ROFO Negotiation Period or the ROFO Completion Period, as applicable.

4.4                                        Tag-along Right.  Without any prejudice to Section 4.2 (Permitted Transfers) through 4.3 (Right of First Offer) of this Exhibit 3.7 (JV Co 4 Related Provisions), if Vianet proposes to Transfer its shares in JV Co 4, in whole or in part, the Investor shall have the tag-along right pursuant to the following:-

(a)                                          Tag-Along.  The Investor shall have the right to participate in the proposed Transfer by Vianet to sell all or part of its shares in JV Co 4, on the same terms and subject to the same conditions as specified in the Sale Notice issued by Vianet pursuant to Section 4.3 (Right of First Offer) of this Exhibit 3.7 (JV Co 4 Related Provisions), by issuing to Vianet a written notice (the “Tag-Along Notice”) within one (1) month after Investor’s receipt of the Sale Notice.  The Tag-Along Notice shall specify the series and number of shares of JV Co 4 which the Investor elects to sell.  Unless the third party buyer of the shares to be Transferred by Vianet agrees to purchase more shares held by the Investor, the number of shares in JV Co 4 that can be sold by the Investor shall not exceed the total number of shares to be Transferred to such third party buyer multiplied by the Shareholding Percentage of the Investor in JV Co 4.

(b)                                          Procurement.  Vianet shall procure that:-

(i)                                              All of the relevant parties to the Transfer shall execute such additional documents as may be necessary or appropriate to effectuate such Transfer; and

(ii)                                           Vianet shall not Transfer any share in JV Co 4 to the foregoing proposed transferee unless and until the proposed transferee has purchased all of the shares set forth in the Tag-Along Notice from the Investor and the corresponding share purchase price has been paid to the Investor in full; and

(iii)                                        The closing of the Transfer of shares held by the Investor in JV Co 4 shall occur prior to or simultaneously with the closing of the Transfer of shares held by Vianet.

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4.5                                        No Indirect Transfer.  The Parties agree that the Transfer restrictions in this Section 4 (Transfer Restrictions) of this Exhibit 3.7 (JV Co 4 Related Provisions) may not be avoided by and shall be applied to any Transfer of the shares (or other equity interests) in any direct or indirect shareholder of JV Co 4.  Any Transfer of any shares (or other equity interests) in a direct or indirect shareholder of JV Co 4 in violation of this Section 4 (Transfer Restrictions) of this Exhibit 3.7 (JV Co 4 Related Provisions) shall be null and void and shall be deemed to be a breach of this Section 4 (Transfer Restrictions) of this Exhibit 3.7 (JV Co 4 Related Provisions) by the relevant direct shareholder of JV Co 4.

4.6                                        Deed of Adherence.  No direct Transfer of any share in JV Co 4 shall be made, unless the Person to whom any such share is directly Transferred or issued shall first have executed and delivered a Deed of Adherence in the form set out in Appendix 4.6 (Form of Deed of Adherence).  The Shareholders agree to extend the benefit of this Agreement to any Person who acquires shares in JV Co 4 in accordance with this Agreement and enters into a Deed of Adherence in the form set out in Appendix 4.6 (Form of Deed of Adherence), but without prejudice to the continuation inter se of the rights and obligations of the original Shareholders to this Agreement and all other Persons who have entered into such a Deed of Adherence.

4.7                                        Compliance of Restrictions.  The Parties shall, and shall procure their respective Affiliates and the relevant directors thereof to fully comply with the restriction provided in this Section 4 (Transfer Restrictions) of this Exhibit 3.7 (JV Co 4 Related Provisions).

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Exhibit 3.13(b)

Appraisal Principles

In determining the fair market value pursuant to this Agreement, and the Appraiser shall:-

(1)                             determine the enterprise value of such JV Co 4 Group Company, which shall be calculated on a going concern basis for a private company of a comparable size and in a comparable industry by applying a comparable company multiple analysis to such JV Co 4 Group Company’s EBITDA based on its last audited accounts or such other index customarily applied in market practice, given consideration of any real estate assets and other assets of such JV Co 4 Group Company as well as any fund management, project management or other business of such JV Co 4 Group Company.

(2)                             in calculating the equity value of a JV Co 4 Group Company, deduct any debt and other liability as at the relevant date and add cash, cash equivalent and other asset as at the relevant date.

(3)                             specifically, when determining the enterprise value of a JV Co 4 Group Company pursuant to the foregoing, (a) value a JV Co 4 Group Company’s real estate assets, other tangible assets and related liabilities, such valuation to reflect a sale between a willing seller and a willing purchaser, on an arm’s length basis and without undue pressure on either the seller or purchaser to close the transaction; (b) adjust a JV Co 4 Group Company’s non-real estate tangible assets for any actual or probable impairments; (c) exclude any deferred Tax liabilities caused by differences in the appraised value and the historic Tax basis of the assets; (d) with respect to any debt or liability borne by a JV Co 4 Group Company, adopt a calculation method that is consistent with the methodology of how similar liabilities have historically been paid or settled and accepted by the relevant counterparty; and (e) subtract any transaction costs and Taxes incurred or likely to be incurred, from the transfer of a JV Co 4 Group Company to Vianet or its relevant Affiliate.

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Exhibit 8.7

Address of Notices

If to VNET or Vianet:-

Address: Guanjie Building Southeast 1st Floor,
10# Jiuxianqiao East Road, Chaoyang District,
Beijing, 100016, China

Attention: Amber Gong (Gong Bo)

Fax: +86 10 8456 4234

Email: gong.bo@21vianet.com

If to WP:-	with a copy to:-

Address: Marble Stone Holdings Limited c/o Warburg Pincus Asia LLC, Suite 6703, Two International Finance Center, 8 Finance Street, Hong Kong	Address: Marble Stone Holdings Limited c/o Warburg Pincus Asia LLC, Suite 6703, Two International Finance Center, 8 Finance Street, Hong Kong

Attention: Ellen Ng	Attention: Frank Marinaro

Fax: +852 2521 3869	Fax: +852 2521 3869

Email: ellen.ng@warburgpincus.com	Email: frank.marinaro@warburgpincus.com

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Appendix 1.2

Form of Capital Call Notice

TO: [INSERT THE NAME OF SHAREHOLDER]

[Insert the date of this Capital Call Notice]

Dear Madam or Sir,

Capital Call Notice

Reference is made to a Restructuring Agreement (the “Restructuring Agreement”) by and among 21Vianet Group, Inc., 21Vianet DRP Investment Holdings Limited and Marble Stone Holdings Limited on _____________ 2019. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Restructuring Agreement.

This capital call notice, issued by the JV Co 4 Board, is to call US$[*] out of the [Vianet Commitment Cap/WP Investor Commitment Cap].

Among which, US$[*] is to be paid to JV Co 4 in consideration of allotment and issuance of [*] Shares pursuant to Section 1 (JV Co 4 Investment Commitment) of Exhibit 3.7 (JV Co 4 Related Provisions) to the Restructuring Agreement.

SWIFT CODE: [*]

BANK: [*]

ACCOUNT NUMBER: [*]

ACCOUNT NAME: [*]

Please note that the funds are requested to be wired on or prior to [Insert the closing date of capital call] in accordance with the following wire instructions:

Yours faithfully,

[INSERT THE NAME OF DIRECTOR]

for and on behalf of the board of directors of [INSERT NAME OF JV CO 4]

By:

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Appendix 3.3

Reserved Matters

With respect to any JV Co 4 Group Company:-

1.                                      establishment of a JV Co 4 Group Company; any entry into of any joint venture, partnership or other similar arrangement, acquisition of any share or equity capital or other securities of any company or business entity, or entry into a new investment project (including any funding thereof) with a total amount of such acquisition or new investment of RMB80,000,000 or more; Transfer of any shares or equity interests in a JV Co 4 Group Company (other than those permitted in this Agreement);

2.                                      acquisition or disposal of material assets by any JV Co 4 Group Company:-

(a)                                 with a value above 10% of the total fixed assets owned by such JV Co 4 Group Company, either individually in a single transaction or in aggregate in a series of connected transactions; or

(b)                                 outside of the ordinary course of business;

3.                                      except as expressly described in detail and expressly approved in the then-prevailing approved Annual Business Plan and Budget, creation of any Encumbrance over any asset of any JV Co 4 Group Company with a value of more than 10% of the total fixed assets owned by such JV Co 4 Group Company (either individually or in a series of related transactions) or outside of the Ordinary Course of Business; or the incurring of any debt, guarantees or liabilities (including contingent liabilities) by any JV Co 4 Group Company in an amount of more than 10% of the total fixed assets owned by such JV Co 4 Group Company (either individually or in a series of related transactions) or outside of the Ordinary Course or Business;

4.                                      an initial public offering of any and all of the shares, equity interests, security or equivalent of any of the JV Co 4 Group Company, or any merger or division of any JV Co 4 Group Company;

5.                                      creation, issue, purchase, redemption or other reorganisation of its share or registered capital, or the payment of any dividend or other distribution in specie that is not on a pro rata basis (unless otherwise allowed under this Agreement), return or reduction of capital, or capitalization of reserves;

6.                                      except as expressly described in detail and expressly approved in the then-prevailing approved Annual Business Plan and Budget, incurring of any capital expenditure, investment or cash outflows by any JV Co 4 Group Company above 10% of the total fixed assets owned by such JV Co 4 Group Company in any one transaction or in a series of related transactions;

7.                                      any change in the nature or material change in the scope of the business of any JV Co 4 Group Company, or any amendment to the JV Co 4 Group Company’s constitutional documents;

8.                                      any winding up, cessation or change of business, termination, liquidation, bankruptcy or similar proceeding of any JV Co 4 Group Company (unless otherwise provided in this Agreement);

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9.                                      any Related Party Transaction (except for those contemplated by and pursuant to a Master Service Agreement);

10.                               any change in any JV Co 4 Group Company’s accounting policies, accounting standards, auditors or financial year end;

11.                               any form of material reorganization, including without limitation, amalgamation, reconstruction, merger or consolidation or scheme of arrangement or other business combination with or into any other Person;

12.                               provision of any guarantee for any third party, which is not expressly described in detail and expressly approved in the then-prevailing approved Annual Business Plan and Budget;

13.                               any filing, withdrawing or settling of any litigation, arbitration or other legal proceeding with a subject amount of more than RMB1,000,000;

14.                               except as otherwise provided in the foregoing, the entry into a contract or a series of related contracts (other than a JV Co 4 Management Service Agreement or a JV Co 4 Sub-Contracting Agreement) with a value of above RMB10,000,000, that are not included in the then-prevailing approved Annual Business Plan and Budget; and

15.                               entering into any agreement or making any commitment for any of the foregoing.

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Appendix 3.5

Investor’s Information and Inspection Rights

1.                                               The Investor shall be entitled to the following information rights:-

1.1                                        As soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of JV Co 4, audited annual consolidated financial statements for the JV Co 4 Group Companies for such fiscal year prepared in accordance with US GAAP, audited and certified by one of the Big Four Accounting Firms duly appointed by the board of JV Co 4 to serve as JV Co 4’ auditors.

1.2                                        As soon as practicable, but in any event within sixty (60) days after the end of each quarter, an unaudited report, which shall include without limitation, the consolidated income statements and statements of cash flows for such quarter, balance sheets, lists of debts, bank loans and other borrowings as well as capital expenditures for the JV Co 4 Group Companies, and the respective quarterly balance sheets, income statements and statements of cash flows for each of the JV Co 4 Group Companies for such fiscal quarter.

1.3                                        As soon as practicable, but in any event within twenty (20) Business Days after the end of each month, an unaudited report, which shall include without limitation, the consolidated income statements and statements of cash flows for such month, balance sheets, lists of debts, bank loans and other borrowings as well as capital expenditures for the JV Co 4 Group Companies, and the respective monthly balance sheets, income statements and statements of cash flows for each of the JV Co 4 Group Companies for such fiscal month.

1.4                                        Copies of all other documents or other information sent to any Person in such Person’s capacity as a shareholder of JV Co 4, and notice of any material liabilities incurred by or threatened against, and any material lawsuit or other material claim filed or threatened against, any JV Co 4 Group Company.

1.5                                        Copies of any reports filed by the JV Co 4 Group Companies with any relevant regulatory authority or governmental agency.

1.6                                        Any other document, material or information reasonably requested by the Investor.

2.                                               The Investor shall be entitled to the following inspection rights:

2.1                                        The right to inspect facilities, records and books of the JV Co 4 Group Companies and their direct or indirect Subsidiaries and to make extracts and copies therefrom, at any time during regular working hours on reasonable prior notice to the applicable JV Co 4 Group Company respectively; and

2.2                                        The right to discuss the business, operations and conditions of the JV Co 4 Group Companies and their direct or indirect Subsidiaries with their respective directors, officers, employees, accountants, legal counsel and investment bankers.

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Appendix 4.6

Form of Deed of Adherence

THIS DEED is made on [date]
by [name] (the “New Shareholder”).

WHEREAS:

(A)       By a transfer dated [date], [name of transferring Shareholder] transferred to the New Shareholder [number] shares with a par value of US$[0.00001] each in the capital of JV Co 4 (the “Company”).

(B)       This Deed is entered into in compliance with the terms of a restructuring agreement dated ______________ made between the 21Vianet Group, Inc., 21Vianet DRP Investment Holdings Limited and Marble Stone Holdings Limited as such agreement shall have been or may be amended, supplemented or novated from time to time (the “Restructuring Agreement”).

THIS DEED WITNESSES as follows:

1.                                      The New Shareholder undertakes to adhere to and be bound by the provisions of the Restructuring Agreement, and to perform the obligations imposed by the Restructuring Agreement which are to be performed on or after the date of this Deed, in all respects as if the New Shareholder were a Party to the Restructuring Agreement and named therein as a shareholder of the Company.

2.                                      This Deed is made for the benefit of (a) the original Parties to the Restructuring Agreement and (b) any other Person or Persons who after the date of the Restructuring Agreement (and whether or not prior to or after the date of this Deed) adheres to the Restructuring Agreement.

3.                                      The address of the New Shareholder for the purposes of the Restructuring Agreement is as follows:

If to the New Shareholder:-	with a copy to:-

Address: [*]	Address: [*]

Attention: [*]	Attention: [*]

Fax: [*]	Fax: [*]

Email: [*]	Email: [*]

4.                                      This Deed shall be governed by and construed in accordance with the laws of Hong Kong without regard to the conflicts of law principles thereof.

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IN WITNESS of which this Deed has been executed and delivered by the New Shareholder on the date which first appears above.

EXECUTED AS A DEED by

[New Shareholder]:	Duly Authorised Signatory

in the presence of:

Signature of Witness

Name:

Address:

Schedule A

List of JV Co 2 Projects

Project Name	Company(ies) directly holding the Project

Waigaoqiao #1 Project	上海外高桥保税泓明物流有限公司

Fengxian Project	上海艾力克新能源有限公司

Nanjing Project	南京钛基数据科技有限公司

Nantong Project	钛基数据科技（南通）有限公司

Wuxi Project	Mercury DC Investment Limited

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Schedule B

Existing Structure

Schedule C

Annual Business Plan and Budget

The Annual Business Plan and Budget shall contain the following information:-

1.                                               Detailed forecast / financial budget for the next year (with material line items broken out);

2.                                               Line item variance analysis between historical accounts and budget (i.e., explanations on material differences);

3.                                               Current and forecasted occupancy and rental rates;

4.                                               Summary of operations for the preceding twelve (12) months (including without limitation performance of the business, key challenges, the identified areas for improvement, assessment of the performance of Key Management, etc.);

5.                                               Market analysis (including without limitation analysis on current tenants, competition or competitors, market strength or weakness, etc.);

6.                                               Execution plan for the next twelve (12) months (including without limitation focus, responsible personnel, etc.);

7.                                               Current status of financing and any planned re-financing of each asset or entity for the next twelve (12) months;

8.                                               Any plans with respect to material asset acquisitions, capital expenditures, investment or cash outflows for the next twelve (12) months;

9.                                               Comparison of current development status to the original development plans (if applicable) and a detailed variance analysis;

10.                                        An comprehensive update of the development plans (if applicable) to reflect the current status of such development;

11.                                        An update on and schedule for undertaking any new Projects; and

12.                                        Other details/items as requested by the board of JV Co 4 or the board of directors of any other JV Co 4 Group Company.